Exhibit 10.12

FINAL

MORTGAGE IT

Owner

and

GMAC MORTGAGE CORPORATION

Servicer

LOAN SERVICING AGREEMENT

Dated as of September 26, 2003

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GMAC MORTGAGE ADDRESSES	29

GMAC MORTGAGE CONTACTS	31

CUSTOMER NOTIFICATION LETTER SAMPLE	34

EXHIBITS

Exhibit A	Mortgage Loan Schedule
Exhibit B	Contents of Each Mortgage Loan File
Exhibit C	Custodial Agreement
Exhibit D	Eligibility Criteria
Exhibit E	Term Sheet
Exhibit F	Transfer Instructions
Exhibit G	Limited Signing Authority
Exhibit H	Asset Plan

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LOAN SERVICING AGREEMENT

THIS LOAN SERVICING AGREEMENT (“Agreement”) is entered into this 26th day of September, 2003 by and between GMAC MORTGAGE CORPORATION, a Pennsylvania corporation (“Servicer”), and MORTGAGE IT a New York corporation (“Owner”).

W I T N E S S E T H:

WHEREAS, Owner originates and owns certain first lien residential mortgage loans and the related servicing rights;

WHEREAS, Servicer is experienced in the servicing of residential mortgage loans, and has agreed, as an independent contractor, to service the mortgage loans on behalf of Owner for an interim period from and after the initial Effective Date;

WHEREAS, Owner intends to transfer the servicing of certain mortgage loans to Servicer initially on a bulk basis, and subsequently on a flow basis; and

WHEREAS, Owner and Servicer desire to prescribe the terms and conditions regarding the management and servicing of such mortgage loans.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Owner and the Servicer agree as follows:

ARTICLE I
DEFINITIONS

Whenever used herein, the following words and phrases, unless the content otherwise requires, shall have the following meanings:

Accepted Servicing Practices: With respect to any Mortgage Loan or REO Property those mortgage servicing practices of mortgage lending institutions which service mortgage loans of the same type as such Mortgage Loan in the jurisdiction where the related Mortgaged Property is located, exercising the same care in performing those practices that the Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account (including, compliance with all applicable federal, state and local laws).

Adjustment Date:  As to each Mortgage Loan, the date on which the Mortgage Interest Rate is adjusted in accordance with the terms of the related Mortgage Note and Mortgage.

Agreement:  This Loan Servicing Agreement and all amendments hereof and supplements hereto.

Applicable Requirements: As of the time of reference, with respect to the Mortgage Loans, REO Property and the servicing of the Mortgage Loans, all of the following:  (i) all contractual obligations of Owner, any Originator or Prior Servicer, or the Mortgage Loan Documents, for which Owner or, by virtue of this Agreement, Servicer is responsible for or at any time was or hereafter will be responsible; (ii) all applicable federal, state and local legal and regulatory requirements (including, without limitation, statutes, rules, regulations and ordinances and including the Privacy Requirements) binding upon Owner, Servicer, any Originator or Prior Servicer; (iii) all other applicable requirements and guidelines of each governmental agency, board, commission, instrumentality and other governmental body or officer having jurisdiction; (iv) all other applicable judicial and administrative judgments, orders, stipulations, awards, writs and injunctions;; and (v) Accepted Servicing Practices.

Appraised Value:  With respect to any Mortgage Loan, the lesser of (i) the value set forth on the appraisal made in connection with the origination of the related Mortgage Loan as the value of the related Mortgaged Property, or (ii) the purchase price paid for the Mortgaged Property, provided, however, that in the case of a refinanced Mortgage Loan, such value shall be based solely on the appraisal made in connection with the origination of such Mortgage Loan.

Asset Plan:            With respect to any REO Property, the recommended plan for the disposition of such REO Property, substantially in the form of Exhibit H.

Assignment of Mortgage:  An assignment of the Mortgage, notice of transfer or equivalent instrument in recordable form, sufficient under the laws of the jurisdiction wherein the related Mortgaged Property is located to reflect the sale of the Mortgage to the Owner.

Business Day:  Any day other than (i) a Saturday or Sunday, or (ii) a day on which banking and savings and loan institutions in the State of Iowa, the State of Connecticut,  the Commonwealth of Pennsylvania or the State of New York are authorized or obligated by law or executive order to be closed.

Buydown Agreement:  An agreement between the Servicer and a Mortgagor, or an agreement among the Servicer, a Mortgagor and a seller of a Mortgaged Property or a third party with respect to a Mortgage Loan which provides for the application of Buydown Funds.

Buydown Funds:   In respect of any Buydown Mortgage Loan, any amount contributed by the seller of a Mortgaged Property subject to a Buydown Mortgage Loan, the buyer of such property, the Servicer or any other source, plus interest earned thereon, in order to enable the Mortgagor to reduce the payments required to be made from the mortgagor’s funds in the early years of a Mortgage Loan.

Buydown Mortgage Loan:  Any Mortgage Loan in respect of which, pursuant to a Buydown Agreement, (i) the Mortgagor pays less than the full monthly payments specified in the Mortgage Note for a specified period, and (ii) the difference between the payments required under such Buydown Agreement and the Mortgage Note is provided from Buydown Funds.

Buydown Period:  The period of time when a Buydown Agreement is in effect with respect to a related Buydown Mortgage Loan.

Charge-off Date:  The date defined in Section 2.03 of this Agreement.

Code:  The Internal Revenue Code of 1986, as it may be amended from time to time or any successor statute thereto, and applicable U.S. Department of the Treasury regulations issued pursuant thereto.

Commencement Date:  The date that Servicer physically assumes the servicing function. with respect to the first Mortgage Loan serviced hereunder.

Condemnation Proceeds:  All awards or settlements in respect of a Mortgaged Property, whether permanent or temporary, partial or entire, by exercise of the power of eminent domain or condemnation, to the extent not required to be released to a Mortgagor in accordance with the terms of the related Mortgage Loan Documents.

Custodial Account: The separate account or accounts created and maintained pursuant to Section 2.04.

Custodial Agreement: The agreement governing the retention of the originals of each Mortgage Note, Mortgage, Assignment of Mortgage and other Mortgage Loan Documents, a form of which is annexed hereto as Exhibit C.

Custodian:  The custodian under the Custodial Agreement, or its successor in interest or assigns, or any successor to the Custodian under the Custodial Agreement as provided therein.

Customer Information: Any personally identifiable information in any form (written electronic or otherwise) relating to a Mortgagor, including, but not limited to: a Mortgagor’s name, address, telephone number, Mortgage Loan number, Mortgage Loan payment history, delinquency status, insurance carrier or payment information, tax amount or payment information; the fact that the Mortgagor has a relationship with the servicer of such Mortgagor’s Mortgage Loan; and any other non-public personally identifiable information.

Cut-off Date: With respect to each Mortgage Loan, the date Subservicer assumes its obligations pursuant to this Agreement.

Damages:  Any and all assessments, judgments, claims, liabilities, losses, costs, damages or expenses (including interest, penalties and reasonable attorneys’ fees, expenses and disbursements in connection with any action, suit or proceeding and including any such reasonable attorneys’ fees, expenses and disbursements incurred in enforcing any right of indemnification against any indemnitor); provided that Damages shall not include punitive, consequential, exemplary or special damages (other than punitive, consequential, exemplary and special damages required to be paid by the indemnified party under this Agreement to any Person (other than a party to this Agreement or any of its Affiliates) arising out of an action or proceeding by such Person, which damages shall be deemed to be direct damages to the party required to pay such punitive, consequential, exemplary or incidental damages).

Determination Date: The date that is two Business Days immediately preceding the related Remittance Date.

Due Date:  The day of the month on which the Monthly Payment is due on a Mortgage Loan, exclusive of any days of grace.

Due Period:  With respect to each Remittance Date, the period commencing on the second day of the month preceding the month of the Remittance Date and ending on the first day of the month of the Remittance Date.

Effective Date:  With respect to each Mortgage Loan made subject to this Agreement, the date that Servicer physically assumes the servicing function.

Eligibility Criteria:  The eligibility criteria for residential mortgage loans to be delivered by Owner after the initial Effective Date to be serviced by Servicer under this Agreement, as specified in Exhibit E, as the same may be amended from time to time with the mutual consent of both parties.

Errors and Omissions Insurance Policy:  An errors and omissions insurance policy to be maintained by the Servicer pursuant to Section 2.12.

Escrow Account:  The separate account or accounts created and maintained pursuant to Section 2.06.

Escrow Payments:  With respect to any Mortgage Loan, the amounts constituting ground rents, taxes, assessments, water rates, sewer rents, municipal charges, mortgage insurance premiums, fire and hazard insurance premiums, condominium charges, and any other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to the Mortgage or any other related document.

Event of Default:  Any one of the conditions or circumstances enumerated in Section 9.01.

Fannie Mae:  The entity formerly known as Federal National Mortgage Association (FNMA), or any successor thereto.

FDIC:  The Federal Deposit Insurance Corporation, or any successor thereto.

Fidelity Bond:  A fidelity bond to be maintained by the Servicer pursuant to Section 2.12.

Float Benefit:  The net economic benefit resulting from escrow and custodial deposits held for the account of Servicer or Owner relating to the Mortgage Loan and servicing thereof.

Freddie Mac:  The entity formerly known as the Federal Home Loan Mortgage Corporation (FHLMC), or any successor thereto.

Gross Margin:  With respect to each Mortgage Loan, the fixed percentage amount set forth in the related Mortgage Note which is added to the Index in order to determine the related Mortgage Interest Rate, as set forth in the Mortgage Loan Schedule.

High Cost Loan:  A residential mortgage loan that is subject to the anti-predatory prohibitions of state or local laws and regulations by virtue of the loan’s high interest rate or total points and fees.

HOEPA:  The Home Ownership Equity Protection Act.

Index:  With respect to any adjustable rate Mortgage Loan, the index identified on the Mortgage Loan Schedule and set forth in the related Mortgage Note for the purpose of calculating the interest thereon.

Insurer:  Any entity that insures or guarantees all or part of the risk of loss of a Mortgage Loan, including, without limitation, FHA, VA or any provider of a PMI Policy, and the providers of any hazard insurance policy, flood insurance policy or title insurance policy.

Insurance Proceeds:  With respect to each Mortgage Loan, proceeds of insurance policies insuring the Mortgage Loan or the related Mortgaged Property.

LIBOR:  means the rate of interest (rounded, if necessary, to the nearest one hundred-thousandth of a percentage point) for U.S. dollar deposits of one month maturity as reported on Telerate page 3750 or the equivalent page on Bloomberg as of 11:00 a.m., London time, on the second London Business Day prior to the date hereof and on each Business Day thereafter.

Litigation:  Any litigation, arbitration or other proceeding before any governmental, administrative or arbitral court or tribunal, or any government investigation or administrative enforcement action.

Liquidation Proceeds:  Cash received in connection with the liquidation of a defaulted Mortgage Loan, whether through the sale or assignment of such Mortgage Loan, trustee’s sale, foreclosure sale or otherwise, or the sale of the related Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan.

Loan-to-Value Ratio or LTV:  With respect to any Mortgage Loan, the ratio of the original loan amount of the Mortgage Loan at its origination (unless otherwise indicated) to the Appraised Value of the Mortgaged Property.

Monthly Payment:  The scheduled monthly payment of principal and interest on a Mortgage Loan.

Mortgage:  The mortgage, deed of trust or other instrument securing a Mortgage Note, which creates a first lien on an unsubordinated estate in fee simple in real property securing the Mortgage Note.

Mortgage File:  The items pertaining to a particular Mortgage Loan referred to in Exhibit B annexed hereto, and any additional documents required to be added to the Mortgage File pursuant to this Agreement.

Mortgage Interest Rate:  The annual rate of interest borne on a Mortgage Note in accordance with the provisions of the Mortgage Note.

Mortgage Loan:  An individual Mortgage Loan which is the subject of this Agreement, each Mortgage Loan originally sold and subject to this Agreement being identified on the Mortgage Loan Schedule, which Mortgage Loan includes without limitation the Mortgage File, the Monthly Payments, Principal Prepayments, Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds, REO Disposition Proceeds and all other rights, benefits, proceeds and obligations arising from or in connection with such Mortgage Loan.

Mortgage Loan Documents:  With respect to a Mortgage Loan, the original related Mortgage Note with applicable addenda and riders, the original related Mortgage and the originals of any required addenda and riders, the original related Assignment and any original intervening related Assignments, the original related title insurance policy, related PMI policy, if any, and the related appraisal report.

Mortgage Loan Schedule:  A schedule of Mortgage Loans annexed hereto as Exhibit A, or as the same may be supplemented from time to time, such schedule setting forth the following information with respect to each Mortgage Loan, each as applicable: (1) the Servicer’s Mortgage Loan number; (2) the city state and zip code of the Mortgaged Property; (3) a code indicating whether the Mortgaged Property is a single family residence, two-family residence, three-family residence, four-family residence, PUD or Condominium; (4) the current Mortgage Interest Rate; (5) the current net Mortgage Interest Rate; (6) the current Monthly Payment; (7) the Gross Margin; (8) the original term to maturity; (9) the scheduled maturity date; (10) the principal balance of the Mortgage Loan as of the Cut-off Date after deduction of payments of principal due on or before the Cut-off Date whether or not collected; (11) the Loan-to-Value Ratio; (12) the next Adjustment Date; (13) the lifetime Mortgage Interest Rate cap; (14) whether the Mortgage Loan is convertible or not; and (15) a code indicating the mortgage guaranty insurance Insurer.

Mortgage Note:  The note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

Mortgaged Property:  The real property securing repayment of the debt evidenced by a Mortgage Note.

Mortgagor:  The obligor on a Mortgage Note.

New Loan Data File: With respect to each Mortgage Loan delivered after the initial Effective Date by Owner to be serviced by Servicer under this Agreement, the data file produced by Owner pursuant to the Transfer Instructions that is used to enable Servicer to set up each Mortgage Loan on its servicing system.

Originator:  Shall mean, with respect to any Mortgage Loan, the entity or entities that (a) took the relevant Mortgagor’s loan application; (b) processed the relevant Mortgagor’s loan application: and/or (c) closed and/or funded such Mortgage Loan.

Owner: Mortgage IT, or its successor in interest or any successor to the Owner under this Agreement as herein provided.

Pass-Through Transfer:  The sale or transfer of some or all of the Mortgage Loans by the Owner to a trust to be formed as part of a publicly issued or privately placed mortgage-backed securities transaction.

Person:  Any individual, corporation, partnership, joint venture, limited liability Servicer, association, joint-stock Servicer, trust, unincorporated organization, government or any agency or political subdivision thereof.

PMI Policy:  A policy of primary mortgage guaranty insurance issued by an Insurer.

Principal Prepayment:  Any payment or other recovery of principal on a Mortgage Loan which is received in advance of its scheduled Due Date, including any prepayment penalty or premium thereon and which is not accompanied by an amount of interest representing scheduled interest due on any date or dates in any month or months subsequent to the month of prepayment.

Principal Prepayment Period:  The month preceding the month in which the related Remittance Date occurs.

Prior Servicer:  All servicers and subservicers, collectively and individually, other than Owner, which, at any time prior to the applicable Effective Date, pooled, sold, serviced or subserviced any of the Mortgage Loans.

Privacy Requirements: Means the obligations imposed by (i) Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. § 6801 et seq.; (ii) the applicable federal regulations implementing such act and codified at 12 CFR Parts 40, 216, 332,  573, and/or 16 CFR Part 313; (iii) Interagency Guidelines Establishing Standards For Safeguarding Borrower Information published in final form on February 1, 2001 (such final guidelines and/or rules the “Interagency Guidelines”) to establish and maintain an information Security Program; and (iv) other applicable federal, state and local laws, rules, regulations, and orders relating to the privacy and security of Customer Information, including the federal Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and similar state laws.

Qualified Depository:  A permissible deposit account or accounts maintained with (a) GMAC Bank; or (b) a federal or state chartered depository institution the deposits in which are insured by the FDIC to the applicable limits and the short-term unsecured debt obligations of which (or, in the case of a depository institution that is a subsidiary of a holding Servicer, the short-term unsecured debt obligations of such holding Servicer) are rated A-1 by Standard &

Poor’s Ratings Services or Prime-1 by Moody’s Investors Service, Inc. (or a comparable rating if another rating agency is specified by the Owner by written notice to the Servicer) at the time any deposits are held on deposit therein.

Qualified Insurer: A mortgage guaranty insurance Insurer duly authorized and licensed where required by law to transact mortgage guaranty insurance business and approved as an insurer by Fannie Mae or Freddie Mac.

Record Date:  The close of business of the last Business Day of the month preceding the month of the related Remittance Date.

Remittance Date:  The first Business Day of each week beginning with the first Business Day of the week three weeks following the Commencement Date..

REO Disposition:  The final sale by the Servicer of any REO Property.

REO Disposition Proceeds:  All amounts received with respect to an REO Disposition pursuant to Section 2.16.

REO Property:  A Mortgaged Property acquired by the Servicer on behalf of the Owner through foreclosure or by deed in lieu of foreclosure, as described in Section 2.16.

Servicer: GMAC Mortgage Corporation, or its successor in interest or assigns, or any successor to the Servicer under this Agreement appointed as herein provided.

Servicing:              Means the rights, duties and obligations of Servicer as the servicer of the Mortgage Loans under Applicable Requirements to administer, collect the payments for the reduction of principal and application of interest, pay taxes and insurance, remit collected payments, provide foreclosure services, make Servicing Advances, provide full escrow administration, and any other obligations required of or for the Mortgage Loans pursuant to this Agreements together with the right to receive servicing fees, Float Benefit and any Servicing Activity Fees arising from or connected to the Mortgage Loans.

Servicing Advances:  All customary, reasonable and necessary “out of pocket” costs and expenses (including reasonable attorney’s fees and disbursements) incurred in the performance by the Servicer of its servicing obligations, including, but not limited to, the cost of (a) the preservation, restoration and protection of the Mortgaged Property, (b) any enforcement or judicial proceedings, including foreclosures, (c) the management and liquidation of any REO Property, (d) compliance with the obligations under Section 2.08, and (e) and other expenses that are the responsibility of the Owner under Section 2.24(b) hereof.

Servicing Activity Fees:  All income derived from the Mortgage Loans, other than payments of principal, interest or Escrow Payments, including, insufficient fund fees, conversion fees, satisfaction fees,  assumption fees, release fees, foreclosure fees, and all other incidental fees and charges received by the Servicer.

Servicing Fee:  With respect to each Mortgage Loan, the fee the Owner shall pay to the Servicer, as set forth on Exhibit E attached hereto and made a part hereof as more particularly described in Section 4.03 of this Agreement.

Servicing File:  With respect to each Mortgage Loan, the file retained by the Servicer consisting of originals of all documents in the Mortgage File which are not delivered to the Custodian and copies of the Mortgage Loan Documents listed in the Custodial Agreement the originals of which are delivered to the Custodian pursuant to Section 5.05.

Stated Principal Balance:  As to each Mortgage Loan, (i) the principal balance of the Mortgage Loan at the Cut-off Date after giving effect to payments of principal due on or before such date, whether or not received, minus (ii) all amounts previously distributed to the Owner with respect to the related Mortgage Loan representing payments or recoveries of principal or advances in lieu thereof.

Term Sheet:  Means the form (substantially in the form set forth on Exhibit E) specifying the additional terms and conditions relating either to new Mortgage Loans to be delivered by Owner to be serviced by Servicer to be serviced by Servicer under this Agreement after the initial Effective Date as to which terms and conditions the Parties must mutually agree.

Transfer Instructions:  The instructions set forth on Exhibit F, detailing the procedures pursuant to which Servicer and Owner shall effect the assumption of the servicing obligations by Servicer, as the same may be amended or supplemented from time to time with respect to Mortgage Loans delivered on or after the initial Effective Date to be serviced by Servicer under this Agreement.

Whole Loan Transfer:  Any sale or transfer of some or all of the Mortgage Loans by the Owner to a third party, which sale or transfer is not a Pass-Through Transfer.

ARTICLE II
ADMINISTRATION AND SERVICING OF MORTGAGE LOANS

Section 2.01         Servicer to Act as Servicer.  The Servicer, as an independent contractor, shall service and administer the Mortgage Loans and shall have full power and authority, acting alone or through the delegation of duties to third party servicing providers, to do any and all things in connection with such servicing and administration which the Servicer may deem necessary or desirable, consistent with the terms of this Agreement and with Applicable Requirements and Servicer may conclusively rely upon the New Loan Data Files, Mortgage Documents and related books, records and data furnished to it by or on behalf of Owner, including without limitation, information regarding the presence of hazard and flood insurance policies.

From and after the initial Effective Date, the Servicer shall assume responsibility under this Agreement to service and administer additional Mortgage Loans upon the delivery, in accordance with the Transfer Instructions, of the related New Loan Data File and all related Mortgage Loan documentation by the Owner provided that any new Mortgage Loans that the Owner desires to make subject to this Agreement meet the Eligibility Criteria then in effect.  The Owner shall provide the New Loan Data File for each Mortgage Loan to the Servicer promptly upon purchase or origination of the Mortgage Loan by the Owner, and in no event later than five (5) days before the Servicer is expected to perform servicing on that Mortgage Loan.  The Owner shall notify the Servicer within two (2) Business Days, in writing, of any changes in the information contained in the New Loan Data File.  The Owner agrees to provide the Servicer, within two (2) Business Days after the Servicer’s request, copies of the Mortgage Note, the Mortgage or any other documents the Owner has with respect to a Mortgage Loan that the Servicer deems reasonably necessary in connection with its performance of the servicing of said Mortgage Loan.

Consistent with the terms of this Agreement and subject to consent from the Owner, the Servicer may waive, modify or vary any term of any Mortgage Loan or consent to the postponement of strict compliance with any such term or in any manner grant indulgence to any Mortgagor if in the Servicer’s reasonable and prudent determination such waiver, modification, postponement or indulgence is not materially adverse to the Owner. Unless the Mortgagor is in default with respect to the Mortgage Loan or such default is, in the judgment of the Servicer, imminent, the Servicer shall not permit any modification with respect to any Mortgage Loan. Without limiting the generality of the foregoing, the Servicer shall continue, and is hereby authorized and empowered, to execute and deliver on behalf of itself and the Owner, all instruments of satisfaction or cancellation, or of partial or full release, discharge and all other comparable instruments, with respect to the Mortgage Loans and with respect to the Mortgaged Properties. Owner shall provide Servicer with an appointment of officers substantially in the form set forth on Exhibit G, for the limited purpose of enabling Servicer to service and to execute assignments, trustee substitutions, release and similar documents and to enable Servicer to perform its responsibilities hereunder.  If requested by Owner, Servicer shall assist Owner in the performance of such responsibilities.

Section 2.02         Liquidation of Mortgage Loans.  In the event that any payment due under any Mortgage Loan and not postponed pursuant to Section 2.01 is not paid when the same becomes due and payable, or in the event the Mortgagor fails to perform any other covenant or obligation under the Mortgage Loan and such failure continues beyond any applicable grace period, the Servicer shall take such action as (1) shall be consistent with Accepted Servicing Practices, (2) the Servicer shall determine prudently to be in the reasonable interest of the Owner, and (3) is consistent with any related PMI Policy.  In the event that any payment due under any Mortgage Loan is not postponed pursuant to Section 2.01 and remains delinquent for a period of 90 days or any other default continues for a period of 90 days beyond the expiration of any grace or cure period, the Servicer shall commence foreclosure proceedings. In such connection, the Servicer shall from its own funds make all necessary and proper Servicing Advances, provided, however, that the Servicer shall not be required to expend its own funds in connection with any foreclosure or towards the restoration or preservation of any Mortgaged Property, unless it shall determine (a) that such preservation, restoration and/or foreclosure will increase the proceeds of liquidation of the Mortgage Loan to Owner after reimbursement to itself for such expenses and (b) that such expenses will be recoverable by it either through Liquidation Proceeds (respecting which it shall have priority for purposes of withdrawals from the Custodial Account pursuant to Section 2.05) or through Insurance Proceeds (respecting which it shall have similar priority).

Notwithstanding anything to the contrary contained herein, in connection with a foreclosure or acceptance of a deed in lieu of foreclosure, (a) the Servicer shall have no obligation to commence foreclosure proceedings or obtain title to Mortgage Property securing a Mortgage Loan as a result of or in lieu of foreclosure or otherwise if (i) such Mortgage Loan is subject to the HOEPA or any regulations related thereto, (ii) such Mortgage Loan qualifies as a High Cost Loan under a state anti-predatory lending law or regulation, or (iii) the Servicer determines, in its reasonable judgment, that foreclosure and/or acquisition of title to Mortgaged Property would expose it to material risk or liability pertaining to the acts, errors or omissions of the Originator or Prior Servicers and (b) in the event the Servicer has reasonable cause to believe that a Mortgaged Property is contaminated by hazardous or toxic substances or wastes, or if the Owner otherwise requests an environmental inspection or review of such Mortgaged Property, such an inspection or review is to be conducted by a qualified inspector.  The cost for such inspection or review shall be borne by the Owner.  Upon completion of the inspection or review, the Servicer shall promptly provide the Owner with a written report of the environmental inspection.

After reviewing the environmental inspection report, the Owner shall determine how the Servicer shall proceed with respect to the Mortgaged Property.  In the event (a) the environmental inspection report indicates that the Mortgaged Property is contaminated by hazardous or toxic substances or wastes and (b) the Owner directs the Servicer to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all reasonable costs associated with such foreclosure or acceptance of a deed in lieu of foreclosure and any related environmental clean up costs, as applicable, from the related Liquidation Proceeds, or if the Liquidation Proceeds are insufficient to fully reimburse the Servicer, the Servicer shall be entitled to be reimbursed from amounts in the Custodial Account pursuant to Section 2.05 hereof.  In the event the Owner directs the Servicer not to proceed with foreclosure or acceptance of a deed in lieu of foreclosure, the Servicer shall be reimbursed for all Servicing Advances made with respect to the related Mortgaged Property from the Custodial Account pursuant to Section 2.05 hereof.

Section 2.03         Collection of Mortgage Loan Payments.  Continuously from the date hereof until the principal and interest on all Mortgage Loans are paid in full, the Servicer shall proceed diligently to collect all payments due under each of the Mortgage Loans when the same shall become due and payable and shall take special care in ascertaining and estimating Escrow Payments and all other charges that will become due and payable with respect to the Mortgage Loan and the Mortgaged Property, to the end that the installments payable by the Mortgagors will be sufficient to pay such charges as and when they become due and payable.

Section 2.04         Establishment of and Deposits to Custodial Account.  The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan separate and apart from any of its own funds and general assets and shall establish and maintain one or more Custodial Accounts, in the form of time deposit or demand accounts, titled                            , in trust for the Owner and/or subsequent Owners of Mortgage Loans, and various Mortgagors - P & I.”  The Custodial Account shall be established with a Qualified Depository. Upon request of the Owner and within ten (10) days thereof, the Servicer shall provide the Owner with written confirmation of the existence of such Custodial Account.  Any funds deposited in the Custodial Account shall at all times be insured to the fullest extent allowed by applicable law.  Funds deposited in the Custodial Account may be drawn on by the Servicer in accordance with Section 2.05.

The Servicer shall deposit in the Custodial Account within two (2) Business Days of Servicer’s receipt, and retain therein, the following collections received by the Servicer and payments made by the Servicer after the Cut-off Date, other than payments of principal and interest due on or before the Cut-off Date, or received by the Servicer prior to the Cut-off Date but allocable to a period subsequent thereto:

(i)            all payments on account of principal on the Mortgage Loans, including all Principal Prepayments;

(ii)           all payments on account of interest on the Mortgage Loans adjusted to the Mortgage Loan Remittance Rate;

(iii)          all Liquidation Proceeds;

(iv)          all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.10 (other than proceeds to be held in a suspense account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14), Section 2.11 and Section 2.15;

(v)           all Condemnation Proceeds which are not applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14;

(vi)          any amount required to be deposited in the Custodial Account pursuant to Section 4.01 or 4.02;

(vii)         any amounts required to be deposited by the Servicer pursuant to Section 2.10 in connection with the deductible clause in any blanket hazard insurance policy; and

(viii)        any amounts received with respect to or related to any REO Property and all REO Disposition Proceeds pursuant to Section 2.16.

The foregoing requirements for deposit into the Custodial Account shall be exclusive, it being understood and agreed that, without limiting the generality of the foregoing, payments in the nature of late payment charges, assumption fees and other Servicing Activity Fees, to the extent permitted by Section 4.01, need not be deposited by the Servicer into the Custodial Account.  Any interest or other Float Benefit paid on funds deposited in the Custodial Account by the depository institution shall accrue to the benefit of the Servicer and the Servicer shall be entitled to retain and withdraw such interest from the Custodial Account pursuant to Section 2.05.

Section 2.05         Permitted Withdrawals From Custodial Account.  The Servicer shall, from time to time, withdraw funds from the Custodial Account for the following purposes:

(i)            to make payments to the Owner in the amounts and in the manner provided for in Section 3.01;

(ii)           to reimburse itself for unreimbursed Servicing Advances, and for any Servicing Fees, the Servicer’s right to reimburse itself pursuant to this subclause (iii) with respect to any Mortgage Loan being limited to related Liquidation Proceeds, Condemnation Proceeds, Insurance Proceeds and such other amounts as may be collected by the Servicer from the Mortgagor or otherwise relating to the Mortgage Loan, it being understood that, in the case of any such reimbursement, the Servicer’s right thereto shall be prior to the rights of Owner;

(iii)          to pay itself interest or other Float Benefit on funds deposited in the Custodial Account;

(iv)          to reimburse itself for expenses incurred and reimbursable to it pursuant to Section 7.01;

(v)           to pay any amount required to be paid pursuant to Section 2.16 related to any REO Property, it being understood that, in the case of any such expenditure or withdrawal related to a particular REO Property, the amount of such expenditure or withdrawal from the Custodial Account shall be limited to amounts on deposit in the Custodial Account with respect to the related REO Property;

(vi)          to reimburse itself for any Servicing Advances or REO expenses after liquidation of the Mortgaged Property not otherwise reimbursed above;

(vii)         to remove funds inadvertently placed in the Custodial Account by the Servicer; and

(viii)        to clear and terminate the Custodial Account upon the termination of this Agreement.

In the event that the Custodial Account is interest bearing, on each Remittance Date, the Servicer shall withdraw all funds from the Custodial Account except for those amounts which, pursuant to Section 3.01, the Servicer is not obligated to remit on such Remittance Date.  The Servicer may use such withdrawn funds only for the purposes described in this Section 2.05.

Section 2.06         Establishment of and Deposits to Escrow Account.  The Servicer shall segregate and hold all funds collected and received pursuant to a Mortgage Loan constituting Escrow Payments separate and apart from any of its own funds and general assets and shall establish and maintain one or more Escrow Accounts, in the form of time deposit or demand accounts, titled, “                                            , in trust for the Owner and/or subsequent Owners Residential Mortgage Loans, and various Mortgagors - T & I.”  The Escrow Accounts shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder. Upon request of the Owner and within ten (10) days thereof, the Servicer shall provide the Owner with written confirmation of the existence of such Escrow Account.  Funds deposited in the Escrow Account may be drawn on by the Servicer in accordance with Section 2.07.

The Servicer shall deposit in a suspense account on a daily basis, and retain therein all amounts representing Insurance Proceeds or Condemnation Proceeds which are to be applied to the restoration or repair of any Mortgaged Property. The suspense account shall be established with a Qualified Depository, in a manner which shall provide maximum available insurance thereunder.

The Servicer shall deposit in the Escrow Account or Accounts within two (2) Business Days of Servicer’s receipt, and retain therein:

(i)            all Escrow Payments collected on account of the Mortgage Loans, for the purpose of effecting timely payment of any such items as required under the terms of this Agreement;

(ii)           all Insurance Proceeds including amounts required to be deposited pursuant to Section 2.10 (other than proceeds to be held in a suspense account and applied to the restoration or repair of the Mortgaged Property or released to the Mortgagor in accordance with Section 2.14); and

(iii)          all payments on account of Buydown Funds.

The Servicer shall make withdrawals from the Escrow Account only to effect such payments as are required under this Agreement, as set forth in Section 2.07.  The Servicer shall be entitled to retain any interest or other Float Benefits paid on funds deposited in the Escrow Account by the depository institution, other than interest on escrowed funds required by law to be paid to the Mortgagor.  To the extent required by law, the Servicer shall pay interest on escrowed funds to the Mortgagor notwithstanding that the Escrow Account may be non-interest bearing or that interest paid thereon is insufficient for such purposes.

Section 2.07         Permitted Withdrawals From Escrow Account.  Withdrawals from the Escrow Account or Accounts may be made by the Servicer only:

(i)                                     to effect timely payments of ground rents, taxes, assessments, water rates, mortgage insurance premiums, condominium charges, fire and hazard insurance premiums or other items constituting Escrow Payments for the related Mortgage;

(ii)                                  to reimburse the Servicer for any Servicing Advances made by the Servicer pursuant to Section 2.08 with respect to a related Mortgage Loan, but only from amounts received on the related Mortgage Loan which represent late collections of Escrow Payments thereunder;

(iii)                               to refund to any Mortgagor any funds found to be in excess of the amounts required under the terms of the related Mortgage Loan;

(iv)                              for transfer to the Custodial Account and application to reduce the principal balance of the Mortgage Loan in accordance with the terms of the related Mortgage and Mortgage Note;

(v)                                 for application to the restoration or repair of the Mortgaged Property in accordance with the procedures outlined in Section 2.14;

(vi)                              to remove funds inadvertently placed in the Escrow Account by the Servicer;

(vii)                           to remit to Owner payments on account of Buydown Funds as applicable; and

(viii)                        to clear and terminate the Escrow Account on the termination of this Agreement.

Section 2.08         Payment of Taxes, Insurance and Other Charges.  With respect to each Mortgage Loan, the Servicer shall maintain accurate records reflecting the status of ground rents, taxes, assessments, water rates, sewer rents, and other charges which are or may become a lien upon the Mortgaged Property and the status of PMI Policy premiums and fire and hazard insurance coverage and shall obtain, from time to time, all bills for the payment of such charges (including renewal premiums) and shall effect payment thereof prior to the applicable penalty or termination date, employing for such purpose deposits of the Mortgagor in the Escrow Account which shall have been estimated and accumulated by the Servicer in amounts sufficient for such purposes, as allowed under the terms of the Mortgage.  The Servicer assumes full responsibility for the timely payment of all such bills and shall effect timely payment of all such charges irrespective of each Mortgagor’s faithful performance in the payment of same of the making of the Escrow Payments, and the Servicer shall make advances from its own funds to effect such payments.

Section 2.09         Protection of Accounts.   The Servicer may transfer the Custodial Account or the Escrow Account to a different Qualified Depository from time to time.

Section 2.10         Maintenance of Hazard Insurance.    The Servicer shall cause to be maintained for each Mortgage Loan hazard insurance such that all buildings upon the Mortgaged Property are insured by an insurer acceptable to Fannie Mae or Freddie Mac against loss by fire, hazards of extended coverage and such other hazards as are customary in the area where the Mortgaged Property is located, in an amount which is at least equal to the lesser of (i) the maximum insurable value of the improvements securing such Mortgage Loan and (ii) the greater of (a) the outstanding principal balance of the Mortgage Loan and (b) an amount such that the proceeds thereof shall be sufficient to prevent the Mortgagor or the loss payee from becoming a co-insurer.  In the event a hazard insurance policy shall be in danger of being terminated, or in the event the Insurer shall cease to be acceptable to Fannie Mae or Freddie Mac, the Servicer shall notify the Owner and the related Mortgagor, and shall use commercially reasonable efforts, as permitted by applicable law, to obtain from another qualified Insurer a replacement hazard insurance policy substantially and materially similar in all respects to the original policy.  In no event, however, shall a Mortgage Loan be without a hazard insurance policy at any time, subject only to Section 2.11 hereof.

If the related Mortgaged Property is located in an area identified by the Flood Emergency Management Agency as having special flood hazards (and such flood insurance has been made available) a flood insurance policy meeting the requirements of the current guidelines of the Federal Insurance Administration is in effect with a generally acceptable insurance carrier acceptable to Fannie Mae or Freddie Mac in an amount representing coverage equal to the lesser of (i) the minimum amount required, under the terms of coverage, to compensate for any damage or loss on a replacement cost basis (or the unpaid balance of the mortgage if replacement cost coverage is not available for the type of building insured) and (ii) the maximum amount of insurance which is available under the Flood Disaster Protection Act of 1973, as amended.

If a Mortgage is secured by a unit in a condominium project, the Servicer shall verify that the coverage required of the owner’s association, including hazard, flood, liability, and fidelity coverage, is being maintained in accordance with then current Fannie Mae requirements, and secure from the owner’s association its agreement to notify the Servicer promptly of any change in the insurance coverage or of any condemnation or casualty loss that may have a material effect on the value of the Mortgaged Property as security.

In the event that any Owner or the Servicer shall determine that the Mortgaged Property should be insured against loss or damage by hazards and risks not covered by the insurance required to be maintained by the

Mortgagor pursuant to the terms of the Mortgage, the Servicer shall communicate and consult with the Mortgagor with respect to the need for such insurance and bring to the Mortgagor’s attention the desirability of protection of the Mortgaged Property.

All policies required hereunder shall name the Servicer as loss payee and shall be endorsed with standard or union mortgagee clauses, without contribution, which shall provide for at least 30 days prior written notice of any cancellation, reduction in amount or material change in coverage.

The Servicer shall not interfere with the Mortgagor’s freedom of choice in selecting either his or her insurance carrier or agent, provided, however, that the Servicer shall not accept any such insurance policies from insurance companies unless such companies are acceptable to Fannie Mae or Freddie Mac and are licensed to do business in the jurisdiction in which the Mortgaged Property is located.  The Servicer shall determine that such policies provide sufficient risk coverage and amounts, that they insure the property owner, and that they properly describe the property address.

Pursuant to Section 2.04, any amounts collected by the Servicer under any such policies (other than amounts to be deposited in the suspense account and applied to the restoration or repair of the related Mortgaged Property, or property acquired in liquidation of the Mortgage Loan, or to be released to the Mortgagor, in accordance with the Servicer’s normal servicing procedures as specified in Section 2.14) shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.05.

Section 2.11         Maintenance of Blanket Insurance Policy.    In the event that the Servicer shall obtain and maintain a blanket policy insuring against losses arising from fire and hazards covered under extended coverage on all of the Mortgage Loans, then, to the extent such policy provides coverage in an amount equal to the amount required pursuant to Section 2.10 and otherwise complies with all other requirements of Section 2.10, it shall conclusively be deemed to have satisfied its obligations as set forth in Section 2.10.  The Servicer shall prepare and make any claims on the blanket policy as deemed necessary by the Servicer in accordance with Accepted Servicing Practices.  Any amounts collected by the Servicer under any such policy relating to a Mortgage Loan shall be deposited in the Custodial Account subject to withdrawal pursuant to Section 2.05.  Upon request of any Owner, the Servicer shall cause to be delivered to such Owner a certified true copy of such policy and a statement from the insurer thereunder that such policy shall in no event be terminated or materially modified without 30 days’ prior written notice to such Owner.

Section 2.12         Maintenance of Fidelity Bond and Errors and Omissions Insurance.    The Servicer shall maintain with responsible companies, at its own expense, a blanket Fidelity Bond and an Errors and Omissions Insurance Policy, with broad coverage on all officers, employees or other persons acting in any capacity requiring such persons to handle funds, money, documents or papers relating to the Mortgage Loans (“Servicer Employees”).  Any such Fidelity Bond and Errors and Omissions Insurance Policy shall be in the form of the Mortgage Banker’s Blanket Bond and shall protect and insure the Servicer against losses, including forgery, theft, embezzlement, fraud, errors and omissions and negligent acts of such Servicer Employees.  Such Fidelity Bond and Errors and Omissions Insurance Policy also shall protect and insure the Servicer against losses in connection with the release or satisfaction of a Mortgage Loan without having obtained payment in full of the indebtedness secured thereby.  No provision of this Section 2.12 requiring such Fidelity Bond and Errors and Omissions Insurance Policy shall diminish or relieve the Servicer from its duties and obligations as set forth in this Agreement.  The minimum coverage under any such Fidelity Bond and Errors and Omissions Insurance Policy shall be at least equal to the amounts acceptable to Fannie Mae or Freddie Mac.  Upon the request of any Owner, the Servicer shall cause to be delivered to such Owner a certificate of insurance for such Fidelity Bond and Errors and Omissions Insurance Policy and a statement from the surety and the insurer that such Fidelity Bond and Errors and Omissions Insurance Policy shall in no event be terminated or materially modified without 30 days’ prior written notice to the Owner.

Section 2.13         Inspections.  Servicer shall perform inspections on Mortgaged Property in accordance with the Applicable Requirements.

Section 2.14         Restoration of Mortgaged Property.   The Servicer need not obtain the approval of the Owner prior to releasing any Insurance Proceeds or Condemnation Proceeds to the Mortgagor to be applied to the restoration or repair of the Mortgaged Property if such release is in accordance with Applicable Requirements.  For claims greater than $15,000, at a minimum the Servicer shall comply with the following conditions in connection with any such release of Insurance Proceeds or Condemnation Proceeds:

(i)  The Servicer shall receive satisfactory independent verification of completion of repairs and issuance of any required approvals with respect thereto;

(ii)  the Servicer shall take all steps necessary to preserve the priority of the lien of the Mortgage, including, but not limited to requiring waivers with respect to mechanics’ and materialmen’s liens;

(iii)  the Servicer shall verify that the Mortgage Loan is not in default; and

(iv)  pending repairs or restoration, the Servicer shall place the Insurance Proceeds or Condemnation Proceeds in a suspense account.

If the Owner is named as an additional loss payee, the Servicer is hereby empowered to endorse any loss draft issued in respect of such a claim in the name of the Owner.

Section 2.15         Maintenance of PMI Policy; Claims.    With respect to each Mortgage Loan with an LTV in excess of 80% and for which a PMI Policy was required and obtained at origination, the Servicer shall maintain or cause the Mortgagor to maintain in full force and effect a PMI Policy insuring the portion over 78% until terminated pursuant to the Homeowners Protection Act of 1998, 12 UCS §4901, et seq.  In the event that such PMI Policy shall be terminated other than as required by law, the Servicer shall obtain from another Qualified Insurer a comparable replacement policy, with a total coverage equal to the remaining coverage of such terminated PMI Policy.  If the insurer shall cease to be a Qualified Insurer, the Servicer shall determine whether recoveries under the PMI Policy are jeopardized for reasons related to the financial condition of such insurer, it being understood that the Servicer shall in no event have any responsibility or liability for any failure to recover under the PMI Policy for such reason.  If the Servicer determines that recoveries are so jeopardized, it shall notify the Owner and the Mortgagor, if required, and obtain from another Qualified Insurer a replacement insurance policy.

In connection with its activities as servicer, the Servicer agrees to prepare and present, on behalf of itself and the Owner, claims to the insurer under any PMI Policy in a timely fashion in accordance with the terms of such PMI Policy and, in this regard, to take such action as shall be necessary to permit recovery under any PMI Policy respecting a defaulted Mortgage Loan.  Pursuant to Section 2.04, any amounts collected by the Servicer under any PMI Policy shall be deposited in the Custodial Account, subject to withdrawal pursuant to Section 2.05.

Section 2.16         Title, Management and Disposition of REO Property.   In the event that title to any Mortgaged Property is acquired in foreclosure or by deed in lieu of foreclosure, the deed or certificate of sale shall be taken in the name of the Owner, or in the event the Owner is not authorized or permitted to hold title to real property in the state where the REO Property is located, or would be adversely affected under the “doing business” or tax laws of such state by so holding title, the deed or certificate of sale shall be taken in the name of a nominee for the Owner.  The Person or Persons holding such title other than the Owner shall acknowledge in writing that such title is being held as nominee for the Owner.

The Servicer shall manage, conserve, protect and operate each REO Property for the Owner solely for the purpose of its prompt disposition and sale.  The Servicer, either itself or through an agent selected by the Servicer, shall manage, conserve, protect and operate the REO Property in the same manner that it manages, conserves, protects and operates other foreclosed property for its own account, and in the same manner that similar property in the same locality as the REO Property is managed.  The Servicer shall attempt to sell the same (and may temporarily rent the same for a period not greater than one year, except as otherwise provided below) on such terms and conditions as the Servicer deems to be in the reasonable interest of the Owner.

The Servicer shall use commercially reasonable efforts to dispose of the REO Property as soon as possible and shall sell such REO Property in any event within one year after title has been taken to such REO Property, unless the Servicer determines, and gives an appropriate notice to the Owner to such effect, that a longer period is necessary for the orderly liquidation of such REO Property.  If a period longer than one year is permitted under the foregoing sentence and is necessary to sell any REO Property, the Servicer shall report monthly to the Owner as to the progress being made in selling such REO Property.

The Servicer shall also maintain on each REO Property fire and hazard insurance with extended coverage in amount which is at least equal to the maximum insurable value of the improvements which are a part of such property, liability insurance and, to the extent required and available under the Flood Disaster Protection Act of 1973, as amended, flood insurance in the amount required above.

The Servicer shall provide the Owner with an Asset Plan for each REO Property and the Owner shall 1) consent to such a plan or 2) if Owner desires the Servicer to revise such a plan, provide the Servicer with specific changes.  If the Owner does not respond to the Servicer within three (3) Business Days of its receipt of an Asset Plan, the Servicer shall consider the Owner’s consent granted.  The disposition of REO Property shall be carried out by the Servicer in accordance with the Asset Plan.  The proceeds of sale of the REO Property shall be promptly deposited in the Custodial Account.  As soon as practical thereafter the expenses of such sale shall be paid and the Servicer shall reimburse itself for any related unreimbursed Servicing Advances, and unpaid Servicing Fees. On the Remittance Date immediately following the Principal Prepayment Period in which such sale proceeds are received the net cash proceeds of such sale remaining in the Custodial Account shall be distributed to the Owner.

The Servicer shall withdraw from the Custodial Account funds necessary for the proper operation management and maintenance of the REO Property, including the cost of maintaining any hazard insurance pursuant to Section 2.10 and the fees of any managing agent of the Servicer, or the Servicer itself.  The Servicer shall make monthly distributions on each Remittance Date to the Owner of the net cash flow from the REO Property (which shall equal the revenues from such REO Property net of the expenses described in this Section 2.16 and of any reserves reasonably required from time to time to be maintained to satisfy anticipated liabilities for such expenses).

Section 2.17         Real Estate Owned Reports.   Together with the statement furnished pursuant to Section 3.02, the Servicer shall furnish to the Owner on or before the Remittance Date each month a statement with respect to any REO Property covering the operation of such REO Property for the previous month and the Servicer’s efforts in connection with the sale of such REO Property and any rental of such REO Property incidental to the sale thereof for the previous month.  That statement shall be accompanied by such other information as the Owner shall reasonably request.

Section 2.18         Liquidation Reports.    Upon the foreclosure sale of any Mortgaged Property or the acquisition thereof by the Owner pursuant to a deed in lieu of foreclosure, the Servicer shall submit to the Owner a liquidation report with respect to such Mortgaged Property.

Section 2.19         Reports of Foreclosures and Abandonments of Mortgaged Property.   Following the foreclosure sale or abandonment of any Mortgaged Property, the Servicer shall report such foreclosure or abandonment as required pursuant to Section 6050J of the Code.  The Servicer shall file information reports with respect to the receipt of mortgage interest received in a trade or business and information returns relating to cancellation of indebtedness income with respect to any Mortgaged Property as required by the Code.  Such reports shall be in form and substance sufficient to meet the reporting requirements imposed by the Code.

Section 2.20         Application of Buydown Funds.   With respect to each Buydown Mortgage Loan, the Servicer shall have deposited into the Escrow Account, no later than the last day of the month, Buydown Funds in an amount equal to the aggregate undiscounted amount of payments that, when added to the amount the Mortgagor on such Mortgage Loan is obligated to pay on all Due Dates in accordance with the terms of the Buydown Agreement, is equal to the full scheduled Monthly Payments which are required to be paid by the Mortgagor under the terms of the related Mortgage Note (without regard to the related Buydown Agreement as if the Mortgage Loan were not subject to the terms of the Buydown Agreement).  With respect to each Buydown Mortgage Loan, the Servicer will distribute to the Owner on each Remittance Date an amount of Buydown Funds equal to the amount that, when added to the amount required to be paid on such date by the related Mortgagor, pursuant to and in accordance with the related Buydown Agreement, equals the full Monthly Payment that would otherwise be required to be paid on such Mortgage Loan by the related Mortgagor under the terms of the related Mortgage Note (as if the Mortgage Loan were not a Buydown Mortgage Loan and without regard to the related Buydown Agreement).

If the Mortgagor on a Buydown Mortgage Loan defaults on such Mortgage Loan during the Buydown Period and the Mortgaged Property securing such Buydown Mortgage Loan is sold in the liquidation thereof (either by the Servicer or the insurer under any related Primary Insurance Policy) the Servicer shall, on the Remittance Date following the date upon which Liquidation Proceeds or REO Disposition proceeds are received with respect to any such Buydown Mortgage Loan, distribute to the Owner all remaining Buydown Funds for such Mortgage Loan then remaining in the Escrow Account.  Pursuant to the terms of each Buydown Agreement, any amounts distributed to the Owner in accordance with the preceding sentence will be applied to reduce the outstanding principal balance of the related Buydown Mortgage Loan.  If a Mortgagor on a Buydown Mortgage Loan prepays such Mortgage Loan in it entirety during the related Buydown Period, the Servicer shall be required to withdraw from the Escrow Account any Buydown Funds remaining in the Escrow Account with respect to such Buydown Mortgage Loan in accordance with the related Buydown Agreement.  If a principal prepayment by a Mortgagor on a Buydown Mortgage Loan during the related Buydown Period, together with any Buydown Funds then remaining in the Escrow Account related to such Buydown Mortgage Loan, would result in a principal prepayment of the entire unpaid principal balance of the Buydown Mortgage Loan, the Servicer shall distribute to the Owner on the Remittance Date occurring in the month immediately succeeding the month in which such Principal Prepayment is received, all Buydown Funds related to such Mortgage Loan so remaining in the Escrow Account, together with any amounts required to be deposited into the Custodial Account.

Section 2.21         Notification of Adjustments.   With respect to each Mortgage Loan, the Servicer shall adjust the Mortgage Interest Rate on the related Adjustment Date in compliance with the requirements of applicable law and the related Mortgage and Mortgage Note.  The Servicer shall execute and deliver any and all necessary notices required under applicable law and the terms of the related Mortgage Note and Mortgage regarding the Mortgage Interest Rate adjustments.

Section 2.22         Transfer Notices.

(a)           Within fifteen (15) days before the Servicer initiates servicing under this Agreement, the Servicer and the Owner shall provide any required notice to the Mortgagors of the transactions contemplated herein through notices prepared and delivered by the Owner in accordance with Applicable Requirements including the Transfer Instructions.  The parties shall cooperate to accomplish such notification in a timely and efficient manner as will best facilitate the assumption by the Servicer of the servicing responsibilities.  The form of the notice to be sent to Mortgagors shall be approved by the Owner and the Servicer before mailing.

(b)           The Owner shall notify, or cause to be notified, all Insurers, by overnight or registered mail, that all insurance premium billings for the Mortgage Loans must be sent to the Servicer.  Additionally, the Owner shall, prior to the applicable Effective Date, obtain the written consent of any Insurers that have the contractual right to approve the assumption of the servicing responsibilities by the Servicer.

(c)           The Owner, with the reasonable assistance of the Servicer, shall notify the applicable taxing authorities (except as such is handled through the tax service company) of the assumption of the servicing responsibilities by the Servicer and include instructions to deliver all notices and tax bills to the Servicer or the applicable tax service provider, as the case may be, from and after the Effective Date.

(d)           The Owner shall notify all attorneys who, on the Effective Date, are providing legal services to or on behalf of the Owner in connection with pending foreclosure or Litigation involving one or more of the Mortgage Loans, of the transfer of the servicing rights and obligations with respect to the Mortgage Loans to the Servicer.

(e)           The costs and expenses related to the joint Mortgagor notice required to be provided under this Section 2.22(a) shall be split.  All notifications required to be made under Sections 2.22(b), (c) and (d) shall be paid by the Owner.

Section 2.23         Privacy.

(a)           Except in accordance with this Section 2.23(a), the Servicer shall not disclose any Customer Information to any Person, including, but not limited to, any of the Servicer’s employees, agents, or contractors, or any third party not affiliated with the Servicer.  The Servicer shall disclose such Customer Information only to the extent permitted by, or necessary to carry out the Servicer’s express obligations and rights under, this Agreement and for no other purpose.  If and to the extent required by Applicable Requirements, the Servicer shall ensure that each vendor or other Person to which the Servicer intends to disclose Customer Information shall, prior to any such disclosure of information; agree to: (i) keep confidential any such Customer Information; and (ii) use or disclose such Customer Information only to the extent necessary to carry out the Servicer’s express obligations and rights under this Agreement.

(b)           Without limiting the scope of the above, the Servicer shall use at least the same physical and other security measures to protect all Customer Information in the Servicer’s possession or control, as the Servicer uses for its own confidential and proprietary information.

(c)           Servicer shall be deemed to be owner of the Servicing for purposes of the Privacy Requirements.

Section 2.24         Losses and Expenses.

(a)           Owner shall remain responsible, as between Owner and Servicer, for losses related to Owner’s investment in the Mortgage Loans as distinct from (and which shall not include) costs and expenses related to the performance of the servicing duties delegated to Servicer hereunder, for which Servicer shall be responsible.  Losses of the type referred to above for which Owner shall remain responsible include, but are not limited to:  credit losses, special hazard insurance premiums, earthquake losses, losses resulting from the absence or inadequacy of hazard insurance or flood insurance for a Mortgaged Property in accordance with Applicable Requirements, foreclosure losses, REO Property losses, and losses in connection with the Soldiers and Sailors Relief Act.

(b)           Within five  (5) days after receipt of an invoice from Servicer or such earlier time as provided for in this Agreement, Owner shall reimburse Servicer for the following expenses (“Expenses”):  (i) any out-of-pocket expense Servicer incurs with the prior approval of Owner in connection with its servicing and administrative obligations set forth in this Agreement to the extent such expense is not ordinary to the servicing function (but not including salaries, rent and other general operating expenses of Servicer normally classified as overhead); (ii) expenses that Owner has expressly agreed to pay or be liable for hereunder; and (iii) expenses incurred in connection with the performance by Servicer at the request of Owner of any activity that is not specifically required to be performed by Servicer under this Agreement and is not reasonably ancillary to any specific requirements of Owner under this Agreement.  Except as otherwise expressly provided in this Agreement, each party shall pay its own expenses incurred in connection with the preparation of and performance under this Agreement, including, without limitation, its own legal fees and expenses of preparing and delivering the notices, documents, reports, accountings and any other information required of it hereunder.

Out-of-pocket collection Expenses incurred by Servicer as a Servicing Advance that will be reimbursed by Owner include Expenses associated with the following: appraisals (pre- and post-foreclosure), title work, attorney fees (foreclosure, bankruptcy, and other), legal filing fees, inspection fees (interviews, drive-bys, clean out inspections after vacated, professional services such as property surveys, repair inspections, Environmental Protection Agency inspections, etc.), property maintenance (utilities, lawn care, snow removal, securing costs, repairs, winterization, removal of debris, clean-up after vacated), condominium expenses (condo fees, association fees, etc.), insurance (premiums and deductibles), taxes (property, estate, assessments), photographs, loss drafts, and travel (transportation, meals, lodging, rental cars). For individual Servicing Advance Expenses in excess of $5,000, the Servicer shall obtain the Owner’s consent before incurring such an Expense.  If such consent is not provided by Owner to Servicer within 3 Business Days, then such consent will be deemed granted.

(c)           Within five (5) Business Days following receipt of an invoice from Servicer, Owner shall reimburse Servicer for Servicing Advances that have been outstanding for five (5) days or more and the interest due on all unreimbursed Servicing Advances made under this Agreement in an amount equal to the three-month LIBOR plus one percent (1.00%) basis points, multiplied by the average daily outstanding balance of all Servicing Advances.  Each invoice shall be accompanied by appropriate supporting documentation describing and regarding the amount and nature of such Servicing Advances made in accordance with Applicable Requirements and this Agreement.

(d)           (i)            Owner shall be solely responsible for all guaranty fees, credit enhancement fees, custodial fees (and related shipping costs), trustee fees, and costs to record assignments.

(ii)           Except as otherwise expressly set forth in this Agreement, Servicer shall be solely responsible for the direct and indirect internal and administrative costs associated with its obligations as Servicer of the Mortgage Loans hereunder, said costs to include but not be limited to: personnel, facilities; supplies; mailing and computer system expenses, regardless of whether Servicer elects to contract with third party vendors to perform all or any portion of such internal and administrative functions.

(e)           Except as otherwise provided in this Section, any Litigation related solely to a single Mortgage Loan (other than Litigation between or among Owner or any of its Affiliates, on the one hand, and Servicer and any of its affiliates, on the other hand) shall be managed by Servicer or its counsel on behalf of Owner, including foreclosure, evictions, quiet title and bankruptcy filings, at Servicer’sinternal expense with respect to administration of such Litigation (excluding third party costs for which Owner shall remain responsible), unless Owner shall elect otherwise with respect to any particular Litigation(s), in which case Owner shall manage and administer such Litigation(s) on behalf of Owner or any of its affiliates.  Servicer shall not manage (on behalf of Owner or any of its affiliates) any class action claim in which Owner or any of its affiliates is a defendant or any Litigation based upon a claim brought by Owner unless Owner shall elect otherwise with respect to any particular Litigation(s), in which case Servicer shall manage and administer such Litigation(s) on behalf of Owner or any of its affiliates.  Servicer shall not, without the prior written consent of Owner, settle or compromise any claim against Owner arising out of or relating to any such Litigation.  Servicer shall cooperate in obtaining or making available information or documents respecting Mortgage Loans involved in Litigation as may be reasonably required by Owner or its counsel.  Owner shall reimburse Servicer for any out-of-pocket costs that Servicer incurs in connection with any such Litigation.

2.25        Tax Reporting.     Servicer shall be responsible for the period that it is Servicing under this Agreement for preparing, filing with the Internal Revenue Service and any state tax authorities and delivering to the Mortgagors, as appropriate, all required reports, forms, notices and filings required under applicable law (including, without limitation, Form 1098, 1099-INT, 1099-MISC, 1099-A, 1099-C) with respect to the servicing portfolio for calendar year 2003 and thereafter; provided that Owner shall be responsible for any required reports for the period from January 1 to the day before the Effective Date.

ARTICLE III
PAYMENTS TO OWNER

Section 3.01         Remittances.  On each Remittance Date the Servicer shall remit by wire transfer of immediately available funds to the Owner (a) all amounts deposited in the Custodial Account as of the close of business on the Determination Date (net of charges against or withdrawals from the Custodial Account pursuant to Section 2.05), minus (b) any amounts attributable to Monthly Payments collected but due on a Due Date or Dates subsequent to the first day of the month of the Remittance Date,  minus (c) any amounts attributable to Buydown Funds being held in the Custodial Account, which amounts shall be remitted on the Remittance Date next succeeding the Due Period for such amounts; and minus (d) Servicing Fees due Servicer.

With respect to any remittance received by the Owner after the second Business Day following the Business Day on which such payment was due, the Servicer shall pay to the Owner interest on any such late payment at an annual rate equal to the Libor Rate plus one percent (1.00%), adjusted as of the date of each change, but in no event greater than the maximum amount permitted by applicable law.  Such interest shall be deposited in the Custodial Account by the Servicer on the date such late payment is made and shall cover the period commencing with the day following such second Business Day and ending with the Business Day on which such payment is made, both inclusive.  Such interest shall be remitted along with the distribution payable on the next succeeding Remittance Date.  The payment by the Servicer of any such interest shall not be deemed (i) Servicer’s extension of time for payment, or (ii) Servicer’s waiver of any Event of Default.

Section 3.02         Statements to Owner.  Not later than the Remittance Date, the Servicer shall furnish to the Owner a monthly remittance advice, with a trial balance report attached thereto, as to the preceding remittance and the period ending on the last day of the preceding month.

Section 3.03         Monthly Advances by Servicer.  The Servicer shall not be required to advance delinquent monthly payments to the Owner.

ARTICLE IV
GENERAL SERVICING PROCEDURES

Section 4.01         Transfers of Mortgaged Property.  The Servicer shall use commercially reasonable efforts to enforce any “due-on-sale” provision contained in any Mortgage or Mortgage Note and to deny assumption by the person to whom the Mortgaged Property has been or is about to be sold whether by absolute conveyance or by contract of sale, and whether or not the Mortgagor remains liable on the Mortgage and the Mortgage Note.  When the Mortgaged Property has been conveyed by the Mortgagor, the Servicer shall, to the extent it has knowledge of such conveyance, exercise its rights to accelerate the maturity of such Mortgage Loan under the “due-on-sale” clause applicable thereto, provided, however, that the Servicer shall not exercise such rights if prohibited by law from doing so or if the exercise of such rights would impair or threaten to impair any recovery under the related PMI Policy, if any.

If the Servicer reasonably believes it is unable under applicable law to enforce such “due-on-sale” clause, the Servicer shall enter into (i) upon obtaining consent from Owner, an assumption and modification agreement with the person to whom such property has been conveyed, pursuant to which such person becomes liable under the Mortgage Note and the original Mortgagor remains liable thereon or (ii) in the event the Servicer is unable under applicable law to require that the original Mortgagor remain liable under the Mortgage Note and the Servicer has the prior consent of the primary mortgage guaranty insurer, a substitution of liability agreement with the owner of the Mortgaged Property pursuant to which the original Mortgagor is released from liability and the Owner of the Mortgaged Property is substituted as Mortgagor and becomes liable under the Mortgage Note.  If an assumption fee is collected by the Servicer for entering into an assumption agreement the fee will be retained by the Servicer as additional servicing compensation.  In connection with any such assumption, neither the Mortgage Interest Rate borne by the related Mortgage Note, the term of the Mortgage Loan, the outstanding principal amount of the Mortgage Loan nor any other materials terms shall be changed without Owner’s consent.

To the extent that any Mortgage Loan is assumable, the Servicer shall inquire diligently into the credit worthiness of the proposed transferee, and shall use the underwriting criteria for approving the credit of the proposed transferee which are used with respect to underwriting mortgage loans of the same type as the Mortgage Loans.  If the credit worthiness of the proposed transferee does not meet such underwriting criteria, the Servicer diligently shall, to the extent permitted by the Mortgage or the Mortgage Note and by applicable law, accelerate the maturity of the Mortgage Loan.

Section 4.02         Satisfaction of Mortgages and Release of Mortgage Files.  Upon the payment in full of any Mortgage Loan, or the receipt by the Servicer of a notification that payment in full will be escrowed in a manner customary for such purposes, the Servicer shall notify the Owner in the monthly remittance advice as provided in Section 3.02, and may request the release of any Mortgage Loan Documents. The Servicer shall obtain discharge of the related Mortgage Loan as of record within any related time limit required by applicable law; provided that the Owner has provided, or caused to be provided, within a timeframe which allows Servicer to reasonably comply with this Section 4.02, all necessary documents.  The Servicer shall maintain the Fidelity Bond and Errors and Omissions Insurance Policy as provided for in Section 2.12 insuring the Servicer against any loss it may sustain with respect to any Mortgage Loan not satisfied in accordance with the procedures set forth herein.

Section 4.03         Servicing Fee.      As compensation for the services to be performed hereunder in any full calendar month during the term of this Agreement or, if the term of this Agreement begins on other than the first day of the calendar month or ends on other than the last day of a calendar month, for that portion of such first or last calendar month of the term of this Agreement during which this Agreement is in force and effect (a “Partial Calendar Month”), Servicer shall earn the total Monthly Service Per Loan Fee for any Mortgage Loans in existence on the last day of the calendar month.  In addition, with respect to each Mortgage Loan in existence on the last day of the calendar month, Servicer shall receive all other compensation set forth on Exhibit E attached hereto and made a part hereof.  In no event shall the Servicing Fee for any month, beginning the sixth month after the Commencement Date, be less than an aggregate amount of $2,500 (the “Monthly Minimum Fee”).  This Monthly Minimum Fee shall be calculated by adding together all fees paid for the month by Owner pursuant to Exhibit E with the exclusion of the “Program Initiation Fee” specified in Exhibit E and Float Benefit.  The Program Initiation Fee shall be payable by Owner to Servicer upon execution of this Agreement and made by wire transfer of immediately available funds.  The Monthly Service Per Loan Fee as set forth on Exhibit E shall be adjusted each anniversary of the Effective Date of this Agreement during the Term hereof.

Additional servicing compensation in the form of assumption fees, to the extent provided in Section 4.01, late payment charges and Float Benefit shall be retained by the Servicer to the extent not required to be deposited in the Custodial Account.  The Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except as specifically provided for herein.

Section 4.04         Annual Independent Public Accountants’ Servicing Report.  On or before May 31, of each year beginning May 31, 2004, the Servicer, at its expense, shall cause a firm of independent public accountants which is a member of the American Institute of Certified Public Accountants to furnish a statement to each Owner to the effect that such firm has examined certain documents and records relating to the servicing of the mortgage loans similar in nature and that such firm is of the opinion that the provisions of this or similar Agreements have been complied with, and that, on the basis of such examination conducted substantially in compliance with the Uniform Single Attestation Program for Mortgage Bankers, nothing has come to their attention which would indicate that such servicing has not been conducted in compliance therewith, except for (i) such exceptions as such firm shall believe to be immaterial, and (ii) such other exceptions as shall be set forth in such statement.  By providing Owner a copy of a Uniform Single Attestation Program Report from their independent public accountant’s on an annual basis, the Servicer shall be considered to have fulfilled its obligations under this Section 4.04.

Section 4.05         Right to Examine Servicer Records.    The Owner, or its designee, shall have the right to examine and audit any and all of the books, records, or other information of the Servicer, whether held by the Servicer or by another on its behalf, with respect to or concerning this Agreement or the Mortgage Loans, during business hours or at such other times as may be reasonable under applicable circumstances, upon reasonable advance notice.  The Owner shall pay its own travel expenses associated with such examination.

ARTICLE V
POSSESSION OF MORTGAGE FILES; BOOKS AND RECORDS; CUSTODIAL AGREEMENT; DELIVERY OF DOCUMENTS; SERVICER TO COOPERATE

Section 5.01         Provision of Information.    During the term of this Agreement, the Servicer shall furnish to the Owner such periodic, special, or other reports or information, and copies or originals of any documents contained in the Servicing File for each Mortgage Loan provided for herein.  All other special reports or information not provided for herein as shall be necessary, reasonable, or appropriate with respect to the Owner or any regulatory agency will be provided at the Owner’s expense.  All such reports, documents or information shall be provided by and in accordance with all reasonable instructions and directions which the Owner may give.

Section 5.02         [Reserved]

Section 5.03         Possession of Mortgage Files; Maintenance of Servicing Files.    The contents of each Mortgage File not delivered to the Custodian are and shall be held in trust by the Servicer for the benefit of the Owner as the owner thereof.  The Servicer shall maintain a Servicing File consisting of a copy of the contents of each Mortgage File and the originals of the documents in each Mortgage File not delivered to the Custodian.  The possession of each Servicing File by the Servicer is at the will of the Owner for the sole purpose of servicing the related Mortgage Loan, and such retention and possession by the Servicer is in a custodial capacity only; provided that Servicer may keep copies of any records it deems necessary for compliance with any state or federal record retention requirements or as it deems advisable for use in defending any litigation, action or claim.  The Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Owner, unless such release is required as incidental to the Servicer’s servicing of the Mortgage Loans.  All such costs associated with the release, transfer and re-delivery to the Servicer shall be the responsibility of the Owner.

Section 5.04         Books and Records; Transfers of Mortgage Loans.    All rights arising out of the Mortgage Loans, including, but not limited to, all funds received on or in connection with the Mortgage Loans, shall be received and held by the Servicer in trust for the benefit of the Owner as owner of the Mortgage Loans, and any record title to the related Mortgages that the Servicer may have or acquire shall be for the sole purpose of facilitating the servicing and the supervision of the servicing of the Mortgage Loans.

The Servicer shall be responsible for maintaining, and shall maintain, a complete set of books and records for each Mortgage Loan which shall be marked clearly to reflect the ownership of each Mortgage Loan by the Owner.  In accordance with the Applicable Requirements, the documents are not required for purposes of realization of Liquidation Proceeds or Insurance Proceeds, documents maintained by the Servicer may be in the form of microfilm or microfiche or such other reliable means of recreating original documents, including but not limited to, optical imagery techniques.

The Servicer shall maintain with respect to each Mortgage Loan and shall make available for inspection by any Owner or its designee the related Servicing File during the time the Owner retains ownership of a Mortgage Loan and thereafter in accordance with Applicable Requirements.

The Servicer shall keep at its servicing office books and records in which, subject to such reasonable regulations as it may prescribe, the Servicer shall note transfers of Mortgage Loans.  No transfer of a Mortgage Loan may be made unless such transfer is in compliance with the terms hereof.  For the purposes of this Agreement, the Servicer shall be under no obligation to deal with any person with respect to this Agreement or the Mortgage Loans unless the books and records show such person as the owner of the Mortgage Loan.  The Owner may, subject to the terms of this Agreement, sell and transfer one or more of the Mortgage Loans, provided, however, that in no event shall there be more than [four] Persons at any given time having the status of “Owner” hereunder.  The Owner also shall advise the Servicer of the transfer.  Upon receipt of notice of the transfer, the Servicer shall mark its books and records to reflect the ownership of the Mortgage Loans of such assignee, and shall release the previous Owner from its obligations hereunder with respect to the Mortgage Loans sold or transferred.  If the Servicer receives notification of a transfer less than five (5) Business Days before the last calendar day of the month, the Servicer’s duties to remit and report as required by Section 3.02 shall begin with the next Due Period.

Section 5.05         Custodial Agreement; Delivery of Documents.  The Servicer shall forward to the Custodian original documents evidencing an assumption, modification, consolidation or extension of any Mortgage Loan entered into in accordance with Section 2.01 or 4.01 within one (1) week of their execution, provided, however, that the Servicer shall provide the Custodian with a certified true copy of any such document submitted for recordation within ten (10) days of its execution, and shall provide the original of any document submitted for recordation or a copy of such document certified by the appropriate public recording office to be a true and complete copy of the original within sixty days of its submission for recordation.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES

Section 6.01         General Representations and Warranties.    Each of the Servicer and Owner hereby represents and warrants to the other that, as of the initial Effective Date:

(a)           Due Organization and Authority.  It is a corporation duly organized, validly existing and in good standing under the laws of the state of incorporation and has all licenses necessary to carry on its business as now being conducted and is licensed, qualified and in good standing in each state where a Mortgaged Property is located if the laws of such state require licensing or qualification in order to conduct business of the type conducted by it, and in any event it is in compliance with the laws of any such state to the extent necessary to ensure the enforceability of the related Mortgage Loan and the servicing of such Mortgage Loan in accordance with the terms of this Agreement; it has the full corporate power and authority to execute and deliver this Agreement and to perform in accordance herewith; the execution, delivery and performance of this Agreement by it and the consummation of the transactions contemplated hereby have been duly and validly authorized; this Agreement evidences the valid, binding and enforceable obligation of it; and all requisite corporate action has been taken by it to make this Agreement valid and binding upon it in accordance with its terms;

(b)           No Conflicts.  Neither the execution and delivery of this Agreement, or the transactions contemplated hereby, nor the fulfillment of or compliance with the terms and conditions of this Agreement will conflict with or result in a breach of any of its terms, articles of incorporation or by-laws or any legal restriction or any agreement or instrument to which it is now a party or by which it is bound, or constitute a default or result in the violation of any law, rule, regulation, order, judgment or decree to which it or its property is subject, or, in the case of the Servicer only, impair the ability of the Owner to realize on the Mortgage Loans, or impair the value of the Mortgage Loans;

(c)           Ability to Service.  In the case of the Servicer only, the Servicer is an approved seller/servicer of conventional residential mortgage loans for Fannie Mae or Freddie Mac, with the facilities, procedures, and experienced personnel necessary for the sound servicing of mortgage loans of the same type as the Mortgage Loans.  The Servicer is a HUD approved mortgagee.

(d)           No Litigation Pending.  There is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of it, or in any material impairment of the right or ability of the it to carry on its business substantially as now conducted, or in any material liability on the part of it, or which would draw into question the validity of this Agreement or the Mortgage Loans or of any action taken or to be contemplated herein, or which would be likely to impair materially the ability of it to perform under the terms of this Agreement;

(e)           No Consent Required.  No consent, approval, authorization or order of any court or governmental agency or body is required for the execution, delivery and performance by it of or compliance by it with this Agreement, or if required, such approval has been obtained prior to the applicable Effective Date; and

(f)            Selection Process.  As to the Owner only, the selection of the Mortgage Loans to be serviced by the Servicer pursuant to this Agreement was not made in a manner so as to affect adversely the interests of the Servicer.

Section 6.02         Representations, Warranties and Covenants of Owner Regarding Individual Mortgage Loans.  As to each Mortgage Loan, the Owner hereby represents, warrants and covenants to the Servicer that as of the applicable Effective Date:

(a)           Mortgage Loans as Described.  The information set forth in the Mortgage Loan Schedule attached hereto as Exhibit A and the information contained on the electronic data file delivered to the Servicer is true and correct.

(b)           Delivery of Books and Records.  Owner will, on or before the applicable Effective Date, deliver, or cause to be delivered, to the Servicer or the Custodian, as applicable, all of the books, records, data, files and Mortgage Loan Documents, including records on microfiche or its equivalent, reasonably required by the Servicer to document and service each Mortgage Loan; such books, records, data, files and documents contain all of the items (including but not limited to hazard insurance policies, flood insurance policies and private mortgage insurance policies) which are required by the Applicable Requirements to service the Mortgage Loans; are true, accurate and complete in all material respects; and it is reasonable for Servicer to rely thereon.

(c)           Flood Insurance.  If any of the Mortgage Loans are secured by Mortgaged Properties located in Federal Emergency Management Agency designated flood areas, then (to the extent required by Applicable Requirements) flood insurance policies are or will be in full force and effect in the amounts required by Investors under Applicable Requirements or are insured through Owner’s “gap coverage” flood insurance policy as of the applicable Effective Date.

(d)           Hazard Insurance.  As of the applicable Effective Date, all Mortgaged Properties are and will be insured against fire and have extended coverage insurance in the amounts required by Fannie Mae under Applicable Requirements; all insurance premiums on such insurance policies have been or will have been paid in a timely manner; and there have been or will have been no fire losses on the Mortgaged Properties where Owner’s estimate of loss is materially greater than the net recovery from the fire insurance carrier.  To

Owner’s knowledge, there have been no fire losses on the Mortgaged Properties as to which there is a pending coinsurance claim.

(e)           No Litigation.  There is not pending or, to Owner’s actual knowledge, threatened Litigation, or any order, injunction, settlement or decree outstanding, against or relating to the Mortgage Loans or servicing thereof that could materially adversely affect the servicing of the Mortgage Loans, the Mortgage Loans or the performance by Owner or Servicer of their respective obligations under this Agreement.  No Mortgagor is a named plaintiff in any class action lawsuit.

(f)            Tax Service/Flood Service.  Servicer shall put into place a valid, fully paid, freely transferable, life of the loan tax service contract and flood service contract as of the Effective Date.  Owner shall reimburse Servicer, for any costs or expenses incurred to obtain such contracts.

(g)           Application of Payments.  As of the applicable Effective Date, all calculations required to be made by the Owner or Prior Servicers with respect to the amount of principal, interest, escrow payments and other amounts due and owing by a Mortgagor from time to time under each Mortgage Loan have been made in compliance with all Applicable Requirements.  All invoices transmitted to the Mortgagors by the Owner or Prior Servicers for principal, interest, escrow payments and all other amounts due and payable under each Mortgage Loan have been prepared, and the funds collected from the Mortgagors have been applied for the payment of such amounts, in compliance with all Applicable Requirements.

(h)           Compliance with Applicable Laws.   Any and all requirements of any federal, state or local law including, without limitation, usury, truth-in-lending, real estate settlement procedures, consumer credit protection, equal credit opportunity or disclosure laws applicable to the Mortgage Loan have been satisfied.

(i)            High Cost Loans.  No Mortgage Loan is a High Cost Loan or subject to HOEPA.

ARTICLE VII
THE SERVICER

Section 7.01         Indemnification; Third Party Claims.

(a)           The Servicer shall indemnify the Owner, its Affiliates and their respective officers, directors, employees and agents and hold each of such persons harmless from and against any and all claims and Damages that the Owner and such persons may sustain resulting from or related to the failure of the Servicer to perform its duties in compliance with the terms of this Agreement and for any breach of any representation or warranty of the Servicer contained herein.  The Servicer immediately shall notify the Owner if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Owner and with counsel reasonably satisfactory to the Owner) the defense of any such claim and pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against the Owner or any other indemnified Person in respect of such claim, but failure to so notify the Owner and such other indemnified Persons shall not limit its obligations hereunder.  The Servicer agrees that it will not enter into any settlement of any such claim without the consent of the Owner and such other indemnified Person unless such settlement includes an unconditional release of the Owner and such other indemnified Person from all liability that is the subject matter of such claim.

(b)           The Owner shall indemnify the Servicer, its Affiliates, and their respective officers, directors, employees and agents and hold each of such Persons harmless from and against any and all claims and Damages that Servicer or such Persons may sustain resulting from or related to the failure of the Owner to perform its duties in compliance with the terms of this Agreement and for breach of any representation or warranty of the Owner contained herein.  The Owner shall immediately notify the Servicer if a claim is made by a third party with respect to this Agreement or the Mortgage Loans, assume (with the prior written consent of the Servicer and with counsel reasonably satisfactory to the Servicer) the defense of any such claim and pay all reasonable expenses in connection therewith, including counsel fees, and promptly pay, discharge and satisfy any judgment or decree which may be entered against Servicer or such other indemnified Person in respect of such claim but failure to so notify the Servicer and such other indemnified Person shall not limit its obligations hereunder.  The Owner agrees that it will not enter into any settlement of any such claim without the consent of the Servicer and such other indemnified Person unless such settlement includes an unconditional release of the Servicer and such other indemnified Person from all liability that is the subject matter of such claim.

(c)           In addition to the indemnification set forth in Section 7.01(b) hereof, the Owner shall indemnify and hold Servicer harmless from and against any Damages resulting from or related to:

(1)           any failure of the Owner, any Prior Servicer or the Originator to have complied with all Applicable Requirements with respect to the origination, purchase, sale, securitization or servicing of the Mortgage Loans;

(2)           the Servicer’s compliance with written instructions of the Owner;

(3)           any outstanding Servicing Advance as to which Servicer is not reimbursed in accordance with Article II hereof;

(4)           the continuation by Servicer of the past practices of the Owner or any Prior Servicer that fail to comply with Applicable Requirements;

(5)           any failure of Servicer to comply with Applicable Requirements or the requirements of this Agreement as a result of there being any incomplete or missing Mortgage Loan Documents, Mortgage Files or Servicing Files as of the applicable Effective Date;

(6)           any Litigation commenced against Servicer after the applicable Effective Date as a result of Servicer’s acting as, or status as, servicer of the Mortgage Loans hereunder, to the extent that such Litigation does not arise out of or result from Servicer’s breach of any provision of this Agreement;

(7) errors in the adjustment, after the applicable Effective Date but prior to the completion of an ARM Loan audit paid for by Owner with respect to such ARM Loan, of the interest rate or payments on an ARM Loan to the extent arising out of an incorrect adjustment of such interest rate or payments prior to the applicable Effective Date; or

(8) any act or omission or other event or circumstance to the extent occurring or arising prior to the applicable Effective Date and related to the origination, purchase, sale, securitization or servicing of the Mortgage Loans.

(d)           The provisions of this Section 7.01 shall survive termination of this Agreement.

Section 7.02         Merger or Consolidation of the Servicer.  The Servicer shall keep in full effect its existence, rights and franchises as a corporation, and shall obtain and preserve its qualification to do business as a foreign corporation in each jurisdiction in which such qualification is or shall be necessary to protect the validity and enforceability of this Agreement or any of the Mortgage Loans and to perform its duties under this Agreement.

Any person into which the Servicer may be merged or consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Servicer shall be a party, or any Person succeeding to the business of the Servicer, shall be the successor of the Servicer hereunder, without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding, provided, however, that the successor or surviving Person shall be an institution which is a Fannie Mae/Freddie Mac-approved Servicer in good standing.  Furthermore, in the event the Servicer transfers or otherwise disposes of all or substantially all of its assets to an affiliate of the Servicer, such affiliate shall satisfy the condition above, and shall also be fully liable to the Owner for all of the Servicer’s obligations and liabilities hereunder.

Section 7.03         Limitation on Liability of Servicer and Others.  Neither the Servicer nor any of the directors, officers, employees or agents of the Servicer shall be under any liability to the Owner for any action taken or for refraining from the taking of any action in good faith pursuant to this Agreement, or for errors in judgment, provided, however, that this provision shall not protect the Servicer or any such person against any breach of warranties or representations made herein, or failure to perform its obligations in strict compliance with any standard of care set forth in this Agreement or any other liability which would otherwise be imposed under this Agreement.  The Servicer and any director, officer, employee or agent of the Servicer may rely in good faith on any document of any kind prima facie properly executed and submitted by any Person respecting any matters arising hereunder.  The Servicer shall not be under any obligation to appear in, prosecute or defend any legal action which is not incidental to its duties to service the Mortgage Loans in accordance with this Agreement and which in its opinion may involve it in any expense or liability, provided, however, that the Servicer may, with the consent of the Owner, undertake any such action which it may deem necessary or desirable in respect to this Agreement and the rights and duties of the parties hereto.  In such event, the Servicer shall be entitled to reimbursement from the Owner of the reasonable legal expenses and costs of such action.

ARTICLE VIII
REMOVAL OF MORTGAGE LOANS FROM AGREEMENT

Servicer acknowledges and the Owner agrees that with respect to some or all of the Mortgage Loans, the Owner may effect one or more Whole Loan Transfers.  Servicer shall reasonably cooperate with the Owner in connection with any Whole Loan Transfer contemplated by the Owner pursuant to this Section, provided, however, that under no circumstances and in no event shall such cooperation include any act of Servicer or any event affecting Servicer which would materially increase Servicer’s liabilities or obligations beyond those liabilities and obligations contained in this Agreement (excluding the obligations and liabilities contained in this Section). Owner will provide Servicer with at least 10 days notice prior to any sale of any Mortgage Loan and at least 30 days notice prior to the expected transfer date related to the sale of any Mortgage Loan.  Servicer shall have no obligation to enter into and/or deliver any agreements or agreement-related documents in connection with such Whole Loan Transfer other than as required pursuant to its obligation to service the loans hereunder in accordance with Accepted Servicing Practices.  Notwithstanding anything contained herein to the contrary, Servicer shall have no obligation to make any representations or warranties in connection with any such Whole Loan Transfer.   Servicer’s inability to cooperate with Owner based on late delivery of such notice shall result in no liability to Servicer. Other than recognizing the new owner of the Mortgage Loans and remitting amounts previously due Owner to such new owner, the Parties agree that the Servicer will continue to service the Mortgage Loans on behalf of the new owner in accordance with this Agreement and Servicer shall be under no obligation to do otherwise. The Owner hereby agrees to reimburse Servicer for any and all out of pocket expenses incurred by Servicer in connection with such a Whole Loan Transfer.  For any Whole Loan Transfer for which the servicing is to be performed by a party other than Servicer, Owner shall pay Servicer the de-boarding fee specified in Exhibit E, exclusive of out of pocket expenses that be may incurred. In connection with any Whole Loan Transfer, Servicer shall not be liable for any information requested by Owner for inclusion in any disclosure document.  Servicer shall have no obligation for any expense incurred by any other Party with respect to any Whole Loan Transfer (including, without limitation, expenses associated with the Owner’s assigning its interest in a Mortgage Loan to another party, the transfer of existing tax and/or flood contracts or file delivery).  The Owner shall defend, indemnify and otherwise hold Servicer harmless from and against any and all liability arising out of such Whole Loan Transfer.  Any cooperation, from Servicer in connection with any Whole Loan Transfer contemplated by this Section shall not be deemed to include delivery of legal opinions or other information which would increase the liabilities or obligations of Servicer. It is understood and agreed by Owner that the right to effectuate such Whole Loan Transfer as contemplated by this Section is limited to the Owner.

All Mortgage Loans not sold or transferred pursuant to a Whole Loan Transfer shall be subject to this Agreement and shall continue to be serviced in accordance with the terms of this Agreement and with respect thereto this Agreement shall remain in full force and effect.  Owner shall not effectuate any Pass-Through Transfers.

ARTICLE IX
DEFAULT

Section 9.01                            Events of Default.    Each of the following shall constitute an Event of Default on the part of the applicable Party:

(i)                                     any failure by a Party to remit to the other Party any payment required to be made under the terms of this Agreement which continues unremedied for a period of five days after the date upon which written notice of such failure, requiring the same to be remedied, shall have been given to such Party; or

(ii)                                  failure by either Party duly to observe or perform in any material respect any other of the covenants or agreements on the part of such Party set forth in this Agreement or in the Custodial Agreement which continues unremedied for a period of 90 days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to such Party or by the Custodian; or

(iii)                               a decree or order of a court or agency or supervisory authority having jurisdiction for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, including bankruptcy, marshaling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs, shall have been entered against a Party and such decree or order shall have remained in force undischarged or unstayed for a period of 60 days; or

(v)                                 a Party shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshaling of assets and liabilities or similar proceedings of or relating to the Party or of or relating to all or substantially all of its property; or

(vi)                              the Party shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable insolvency, bankruptcy or reorganization statute, make an assignment for the benefit of its creditors, voluntarily suspend payment of its obligations or cease its normal business operations for three Business Days; or

(vii)                           with respect to Servicer only, the Servicer ceases to meet the qualifications of a Fannie Mae/Freddie Mac servicer and such approvals are not reinstated within thirty (30) days; or

(viii)                        failure by a Party to maintain the material licenses to do business in any jurisdiction where the Mortgaged Property is located, but only to the extent such non-qualification materially and adversely affects such Party’s ability to perform its obligations hereunder.

Section 9.02                            Waiver of Defaults.  By a written notice, the non-breaching Party may waive any default by the breaching Party in the performance of its obligations hereunder and its consequences.  Upon any waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement.  No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE X
TERMINATION

Section 10.01                     Termination.  The term of this Agreement shall start on the Commencement Date and continue until the earlier of (i) five (5) years from the Commencement Date, (ii) the later of the final payment or other liquidation (or any advance with respect thereto) of the last Mortgage Loan or the disposition of any REO Property with respect to the last Mortgage Loan and the remittance of all funds due hereunder; (iii) mutual consent of the Servicer and the Owner in writing; or (iv) termination with or without cause under the terms of this Agreement.  The earlier of  such dates is herein referred to as the “Stated Termination Date.”  Neither party shall have any obligation to extend this Agreement beyond the Stated Termination Date, but if this Agreement has not been terminated earlier, each party agrees to give the other party at least ninety (90) days’ advance written notice of its intent not to extend the term of this Agreement.  If not terminated this Agreement shall automatically be extended for one (1) year on the same terms as are then in effect and shall thereafter continue to be automatically so extended for one (1) year terms until one party gives the other party notice at least ninety (90) days prior to any such automatic renewal date of its election not to so extend this Agreement.   The termination of this Agreement pursuant to this Article X shall not release either party from liability for its own misrepresentation or for any breach by it of any covenant, agreement or warranty herein prior to such termination.

Section 10.02                     Termination Without Cause.  The Owner may terminate, at its sole option, any rights the Servicer may have hereunder, without cause, as provided in this Section 10.02 with respect to one or more Mortgage Loans (provided however, that Owner shall not adversely select such Mortgage Loans) upon thirty (30) days prior written notice.  Any such notice of termination shall be in writing and delivered to the Servicer by registered mail as provided in Section 12.05.  In the event that the Servicer is terminated pursuant to this Section 10.02, the Owner shall pay the Servicer an amount equal to (1) the costs and expenses of Servicer to transfer the servicing rights and obligations with respect to such Mortgage Loans and (2) all outstanding Servicing Advances and other Servicer expenditures for which Servicer is entitled to reimbursement hereunder, Servicing Fees and other compensation. In the event the Owner terminates the rights of Servicer pursuant to the Agreement in their entirety, then Owner shall pay the Servicer, in addition to the amounts previously mentioned in this Section 10.02, as liquidated damages, an amount (the “Termination Fee”) equal to (i) if such termination occurs in the first twelve months following the Commencement Date, the Monthly Minimum Fee (as defined in Section 4.03 of this Agreement) multiplied by the number of months remaining until the first year anniversary of the Commencement Date or (ii) if such termination occurs in the second twelve months following the Commencement Date, $1,000 multiplied by the number of months remaining until the second year anniversary of the Commencement Date.  If the Owner terminates Servicer subsequent to the second anniversary following the Commencement Date, Servicer shall not be entitled to a Termination Fee.

Section 10.03                     Termination With Cause.  So long as an Event of Default shall have occurred and shall not have been remedied, the non-breaching Party, by notice in writing to the other Party, may, in addition to whatever rights such party may have at law or equity to damages, including injunctive relief and specific performance, terminate all the rights and obligations of the breaching Party under this Agreement; provided, however, that any termination by Servicer in respect of an Owner Event of Default shall be effective sixty (60) days after the notice of termination or such lesser time as the Owner may require to find a successor servicer.  Upon written request from the Owner, the Servicer shall prepare, execute and deliver to a successor any and all documents and other instruments relating to the Mortgage Loans, place in such successor’s possession all Mortgage Servicing Files and do or cause to be done all other acts or things necessary or appropriate to effect the purposes of such notice of termination, including, but not limited to, the transfer and endorsement or assignment of the Mortgage Loans and related documents to the successor at the Servicer’s sole expense if the termination is based on a Servicer Event of Default or Owner’s sole expense if the termination is based on an Owner Event of Default. The Servicer agrees to cooperate with the Owner and such successor in effecting the termination of the Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer to such successor for administration by it of all amounts which shall at the time be credited by the Servicer to the Custodial Account, REO Account or Escrow Account or thereafter received with respect to the Mortgage Loans. Notwithstanding the foregoing, Servicer may keep copies of any records it deems necessary for compliance with any state or federal record retention requirements or as it deems advisable for use in defending any litigation, action or claim.  No separate termination fee will be paid to the Servicer in the event of termination by Owner pursuant to this Section 10.03, unless due to termination by Servicer upon an Owner Event of Default, in which case all payment provided for pursuant to Section 10.02 shall be due.  Neither Party shall forfeit any amounts due to it by virtue of such termination.

ARTICLE XI
MISCELLANEOUS PROVISIONS

Section 11.01                     Successor to Servicer.  Prior to termination of the Servicer’s responsibilities and duties under this Agreement pursuant to Sections 9.01, 10.01(ii) or 10.02, the Owner shall, (i) succeed to and assume all of the Servicer’s responsibilities, rights, duties and obligations under this Agreement, or (ii) appoint a successor having the characteristics set forth in Section 7.02 and which shall succeed to all rights and assume all of the responsibilities, duties and liabilities of the Servicer under this Agreement prior to the termination of Servicer’s responsibilities, duties and liabilities under this Agreement.  In connection with such appointment and assumption, the Owner may make such arrangements for the compensation of such successor out of payments on Mortgage Loans as it and such successor shall agree, subject to payment of outstanding amounts due to the Servicer.  In the event that the Servicer’s duties, responsibilities and liabilities under this Agreement should be terminated pursuant to the aforementioned sections, the Servicer shall discharge such duties and responsibilities during the period from the date it acquires knowledge of such termination until the effective date thereof with the same degree of diligence and prudence which it is obligated to exercise under this Agreement, and shall take no action whatsoever that might impair or prejudice the rights or financial condition of its successor.  The resignation or removal of the Servicer pursuant to the aforementioned sections shall not become effective until a successor shall be appointed pursuant to this Section 11.01.

Any successor appointed as provided herein shall execute, acknowledge and deliver to the Servicer and to the Owner an instrument accepting such appointment, whereupon such successor shall become fully vested with all the rights, powers, duties, responsibilities, obligations and liabilities of the Servicer, with like effect as if originally named as a party to this Agreement.  Any termination or resignation of the Servicer or termination of this Agreement pursuant to Section 9.01, 10.01 or 10.02 shall not affect any claims that either party may have against the other party arising out of the such other party’s actions or failure to act prior to any such termination or resignation.

The Servicer shall deliver promptly to the successor servicer the funds in the Custodial Account and Escrow Account and all Mortgage Files and related documents and statements held by it hereunder and the Servicer shall account for all funds and shall execute and deliver such instruments and do such other things as may reasonably be required to more fully and definitively vest in the successor all such rights, powers, duties, responsibilities, obligations and liabilities of the Servicer. Notwithstanding the foregoing, the Servicer may keep copies of any records it deems necessary for compliance with any state or federal record retention requirements or as it deems advisable for use in defending any litigation, action or claim.

Upon a successor’s acceptance of appointment as such, the Servicer shall notify by mail the Owner of such appointment in accordance with the procedures set forth in Section 11.05.

Section 11.02                     Amendment.  This Agreement may be amended from time to time by written agreement signed by the Servicer and the Owner.

Section 11.03                     Governing Law.  This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws.

Each of the Servicer and the Owner hereby knowingly, voluntarily and intentionally waives any and all rights it may have to a trial by jury in respect or any litigation based on, or arising out of, under, or in connection with, this Agreement, or any other documents and instruments executed in connection herewith, or any course of conduct, course of dealing, statements (whether oral or written), or actions of the Servicer or the Owner.  This provision is a material inducement for the Owner to enter into this Agreement

Section 11.04                     Duration of Agreement.  This Agreement shall continue in existence and effect until terminated as herein provided.  This Agreement shall continue notwithstanding transfers of the Mortgage Loans by the Owner.

Section 11.05                     Notices.  All demands, notices and communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered at or mailed by registered mail, postage prepaid, addressed as follows:

(i)                                     if to the Servicer:

GMAC Mortgage Corporation

100 Witmer Road

Horsham, PA 19044

Attn: Executive Vice-President National Loan Administration

With a copy to:

GMAC Mortgage Corporation

3451 Hammond Ave.

Waterloo, IA 50702-5345

Attention:  General Manager

Telecopier No.: 319.236.5175

With a copy to:

GMAC Mortgage Corporation

100 Witmer Rd.

Horsham, PA 19044

Attention:  General Counsel

Telecopier No.: 215.682.1467

or such other address as may hereafter be furnished to the Owner in writing by the Servicer;

(ii)                                  if to Owner:

Mortgage IT

33 Maiden Lane, 6th Floor

New York, New York  10038

Attention:  Mike Zigrossi

Telecopier No.:  212-651-4674

or such other address as may hereafter be furnished to the Servicer in writing by the Owner;

Section 11.06                     Severability of Provisions.  If any one or more of the covenants, agreements, provisions or terms of this Agreement shall be held invalid for any reason whatsoever, then such covenants, agreements, provisions or terms shall be deemed severable from the remaining covenants, agreements, provisions or terms of this Agreement and shall in no way affect the validity or enforceability of the other provisions of this Agreement.

Section 11.07                     Relationship of Parties.  Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of the Servicer shall be rendered as an independent contractor and not as agent for the Owner.

Section 11.08                     Execution; Successors and Assigns.  This Agreement may be executed in one or more counterparts and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed to be an original; such counterparts, together, shall constitute one and the same agreement. This Agreement shall inure to the benefit of and be binding upon the Servicer and the Owner and their respective successors and assigns.

Section 11.09                     Assignment by Owner.  The Owner shall have the right, with the prior written consent of the Servicer to assign, in whole or in part, its interest under this Agreement with respect to some or all of the Mortgage Loans, and designate any person to exercise any rights of the Owner hereunder, by executing an Assignment and Assumption Agreement and the assignee or designee shall accede to the rights and obligations hereunder of the Owner with respect to such Mortgage Loans.  All references to the Owner in this Agreement shall be deemed to include its assignee or designee.

Section 11.10                     Solicitation of Mortgagor.  The Servicer agrees that, after the initial Effective Date, it will not take any action to solicit the refinancing of any Mortgage Loan.  It is understood and agreed that general promotions undertaken by the Servicer or any affiliate of the Servicer which are not targeted solely to the Mortgagors, including, without limitation, mass mailings based upon commercially acquired mailing lists, newspaper, radio, television advertisements, website ads, monthly account statements or “VRU” recorded communications or from servicing the refinancing needs of a Mortgagor who, without solicitation, contacts the Servicer in connection with the refinance of such Mortgage or Mortgage Loan, shall not constitute solicitation under this Section.  Notwithstanding anything to the contrary, this Section shall not prohibit the Servicer from soliciting any Mortgagor to provide other services including but not limited to credit cards, insurance investments and banking related services.

Section 11.12                     Time of Payment.  Unless otherwise specifically set forth in this Agreement, any amount due to Owner or Servicer under this Agreement will be due and payable thirty (30) days following receipt by the paying Party of the invoice from the other Party.  All amounts will be payable by wire transfer, in accordance with payment instructions provided from time to time.

Any amount not paid when due as set forth in this Agreement will bear interest until paid at a rate of interest equal to the prime rate established from time to time by The Wall Street Journal, “Money Rates”  plus  two percentage points.   If any portion of an amount due to a Party under this Agreement is subject to a bona fide dispute between the Parties, the other Party will pay to that Party on the date such amount is due all amounts not disputed in good faith.

Section 11.13                     Force Majeure.  Servicer will not be responsible for delays or failures in such performance resulting from acts of God, strikes, riots, acts of war, terrorism, earthquakes or other similar events.

[Intentionally Blank - Next Page Signature Page]

IN WITNESS WHEREOF, the Servicer and the Owner have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the day and year first above written.

MORTGAGE IT		GMAC MORTGAGE CORPORATION

Owner		Servicer

By:	/s/ Larry P. Lewis	By:	/s/ Wes Howland

Name:	Larry P. Lewis	Name:	Wes Howland

Title:	C.O.O.	Title:	Vice President

STATE OF	)
	)	ss:
COUNTY OF	)

On the       day of                , 20    before me, a Notary Public in and for said State, personally appeared                                                                                        , known to me to be                                                                                                                                                                                                            of GMAC MORTGAGE CORPORATION, the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

STATE OF	)
	)	ss:
COUNTY OF	)

On the       day of                , 20    before me, a Notary Public in and for said State, personally appeared                                                         , known to me to be the                                                        of                                                 , the corporation that executed the within instrument and also known to me to be the person who executed it on behalf of said corporation, and acknowledged to me that such corporation executed the within instrument.

IN WITNESS WHEREOF, I have hereunto set my hand affixed my office seal the day and year in this certificate first above written.

Notary Public

My Commission expires

EXHIBIT A

MORTGAGE LOAN SCHEDULE

EXHIBIT B

CONTENTS OF EACH MORTGAGE FILE

With respect to each Mortgage Loan, the Mortgage File shall include, to the extent available, each of the following items, which shall be available for inspection by the Owner and any prospective Owner, and which shall be retained by the Servicer in the Servicing File or delivered to the Custodian:

1.                                       The original Mortgage Note.

2.                                       The original of any guarantee executed in connection with the Mortgage Note (if any).

3.                                       The original Mortgage, with evidence of recording thereon or a certified true and correct copy of the Mortgage sent for recordation.

4.                                       the originals or certified true copies of any document sent for recordation of all assumption, modification, consolidation or extension agreements, with evidence of recording thereon.

5.                                       The original Assignment of Mortgage for each Mortgage Loan, in form and substance acceptable for recording (except for the insertion of the name of the assignee and recording information)..

6.                                       Originals or certified true copies of documents sent for recordation of all intervening assignments of the Mortgage with evidence of recording thereon.

7.                                       The original PMI Policy or certificate of insurance, where required pursuant to the Agreement.

8.                                       The original mortgagee policy of title insurance or evidence of title.

9.                                       Any security agreement, chattel mortgage or equivalent executed in connection with the Mortgage.

With respect to each Mortgage Loan, the Mortgage File shall include each of the following items to the extent provided to the Servicer:

10.                                 The original hazard insurance policy and, if required by law, flood insurance policy, in accordance with Section 4.10 of the Agreement.

11.                                 Residential loan application.

12.                                 Mortgage Loan closing statement.

13.                                 Verification of employment and income, unless originated under the Servicer’s Limited Documentation program, Fannie Mae Timesaver Plus.

14.                                 Verification of acceptable evidence of source and amount of down payment.

15.                                 Credit report on the Mortgagor.

16.                                 Residential appraisal report.

17.                                 Photograph of the Mortgaged Property.

18.                                 Survey of the Mortgage property, if required by the title Servicer or applicable law.

19.                                 Copy of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy, i.e. map or plat, restrictions, easements, sewer agreements, home association declarations, etc.

20.                                 All required disclosure statements.

21.                                 If available, termite report, structural engineer’s report, water potability and septic certification.

22.                                 Sales contract, if applicable.

23.                                 Evidence of payment of taxes and insurance premiums, insurance claim files, correspondence, current and historical computerized data files, and all other processing, underwriting and closing papers and records which are customarily contained in a mortgage loan file and which are required to document the Mortgage Loan or to service the Mortgage Loan.

24.                                 Amortization schedule, if available.

25.                                 Payment history for any Mortgage Loan that has been closed for more than 90 days.

26.                                 Original power of attorney, if applicable.

2

EXHIBIT C

CUSTODIAL AGREEMENT

EXHIBIT D

ELIGIBILITY CRITERIA

Loan Types:	Conventional and government

Interest rate types:	Fixed and adjustable rate

Lien Position types:	First lien

Collateral types:	1-4 family, residential properties

Credit types:	Prime and sub-prime

Age limitations:	N/A

Geographic limitations:	N/A

EXHIBIT E

TERM SHEET

Monthly Service Per Loan Fee

Loan Count	Fee
Performing (0-29 days dlq)	$15
Sub-performing (30 - 89 days dlq)	$25
Non-performing (90+ days dlq)	$45

* Minimum 2 months service fee

ARM Per Loan Up-Charge (monthly)                                         $0.25

Loan Set Up Fee                                                                                                                                                         $8.00 per loan

Assumes semi-automated method (Wilma File Format)

Default Fees

Resolution Fees

Reinstatement (90+ Past Due Only)	1.5% UPB minimum of $750

Repayment plan (90+ Past Due Only)	1.5% UPB minimum of $750

Modification (90+ Past Due Only)	1.5%UPB minimum of $750 (with owner approval only)

Disposition Fees

Payoffs (90+ Past Due Only)	1.75% Net Liquidation Proceeds minimum of $1000

Redemptions	1.75% Net Liquidation Proceeds minimum of $750

Third Party Sales	1.50% Net Liquidation Proceeds minimum of $750

Short Sales (90+ Past Due Only)	1.75% Net Liquidation Proceeds minimum of $1000

Loan Sales	1.75% Net Liquidation Proceeds minimum of $750 (with owner approval)

Deed in Lieu (90+ Past Due Only)	1.75% UPB minimum of $750

Additional Fees

REO Disposition Fee	1% of sales price minimum of $1500

Recovery Collection (Home Equity Loans Only)	45% of recovered amount

Title Remediation Fee	$500 with owner’s consent and if owner unable to correct

Minimum Charge (monthly)	$2,500 (assessed after month 6)

Program Initiation Fee	$5,000 refunded after month 6.

Ancillary Income
Late Charges	Retained by GMACM
Principle and Interest Float	Retained by GMACM
Escrow and Interest Float	Retained by GMACM

Servicing Activity Fees	Retained by GMACM (e.g. payoff statements, fax fees)

De-Boarding Fee Per Loan	$8.00 per loan exclusive of out of pocket transfer related expenses
Additional Services

	Loan File	First 6 months:
	Storage and	$4.00 per loan (one-time)
	Document	>6 Months:
	Tracking	$2.00 (annually)

	Account	Review:
	Reconciliation	Imaged- $1.00 per loan
Not Imaged- $2.00 per loan
Corrections:
$25.00 per correction

This service is available for new loans boarding our system. This service will compare the HUD1 and Note information to that loaded on the servicing system.

EXHIBIT F

TRANSFER INSTRUCTIONS

I MANUAL TRANSFERS

For any portfolio determined to be a manual conversion process, Seller will provide the following for each loan included in the manual transfer:

A)                                  Electronic Data Files (WILMA)

1.               Owner will provide a test file (via email in Excel format) of the Electronic Data File (see below) no later than 30 days prior to the Transfer Date.  Within 48 hours of receipt, GMAC Mortgage will review the file and advise Seller of any problems.  GMAC Mortgage may request the Owner to transmit additional information.

2.               Within 1 Business Day after the Transfer Date, Owner shall provide a final Electronic Data File (data as of Transfer Cutoff Date) of the required fields listed below for each loan.   Such file shall be sent via email in Excel format (WinZip file with password or encrypt with PGP).  Within 24 hours of receipt, GMAC Mortgage will review the file and advise Seller of any problems.

3.               All electronic files shall be delivered (via Email) to Elaine_Kanter@GMACM.com

4.               Loans on Electronic Data Files received in the last three (3) Business Days of the month will not be guaranteed to be on GMAC Mortgage’s servicing system by month-end.  Any loans which are not on GMAC Mortgage’s servicing system will not be included on month-end reports.

Fields to be on the Electronic Data File, in the layout order specified.  Fields should be populated with value, dollar, zero or blank.  Do not use NA.  See field specifications in Attachment 1 (Excel spreadsheet).

1.                                       Agency Pool # (if applicable)

2.                                       Agency loan number

3.                                       GMAC MORTGAGE assigned loan number

4.                                       Owner loan number

5.                                       Current UPB

6.                                       Agency Issued UPB

7.                                       Escrow balance

8.                                       Buydown Subsidy balance

9.                                       Suspense balance

10.                                 Accrued Late Charge balance

11.                                 Late Charge percentage

12.                                 Late Charge option

13.                                 Note Rate

14.                                 Pass Thru Rate

15.                                 Net Service Fee Rate

16.                                 Agency Guaranty Fee Rate

17.                                 P&I Payment

18.                                 T&I Payment

19.                                 Total Customer Payment

20.                                 First Payment Due Loan

21.                                 Current Due Date

22.                                 Origination Date

23.                                 Maturity Date

24.                                 Pool Issue Date

25.                                 Remittance Type/Date

26.                                 Loan Term

27.                                 Loan Purpose

28.                                 Financial Plan Code

29.                                 Number of Units

30.                                 Original Loan Amount

31.                                 Appraised Value

32.                                 Original LTV Percent

33.                                 Property Type

34.                                 Occupancy Code

35.                                 Customer Last Name

36.                                 Customer First Name

37.                                 Customer Middle Name

38.                                 Co-Customer Last Name

39.                                 Co-Customer First Name

40.                                 Co-Customer Middle Name

41.                                 Property Street Address

42.                                 Property City

43.                                 Property County Name

44.                                 Property State

45.                                 Property Zip Code

46.                                 Mailing Street Address

47.                                 Mailing City

48.                                 Mailing State

49.                                 Mailing Zip Code

50.                                 Customer Home Telephone

51.                                 Customer Work Telephone

52.                                 Miscellaneous Cost

53.                                 Customer Social Security

54.                                 Co-Customer Social Security

55.                                 Tax Service Fee

56.                                 Flood Insurance Required

57.                                 Escrow Tax monthly

58.                                 Monthly Escrow Property  Insurance

59.                                 Monthly Escrow PMI

60.                                 PMI/MI Company Code

61.                                 PMI/MI Company Policy

62.                                 PMI Pool Code

63.                                 PMI Pool Policy Number

64.                                 Delinquency Indicator

65.                                 Agency Funding Date

66.                                 Loan Type

67.                                 Sales Price

68.                                 Assumption Allowed

69.                                 Prepayment Penalty

70.                                 MERS Min #

71.                                 GMAC MORTGAGE Company ID

72.                                 STR GROUP #

73.                                 MI% Coverage

74.                                 Points

75.                                 Cash Settlement Interest

76.                                 GM/GM Refi Loan Number

77.                                 Grace Days

78.                                 MI Up-front Premium

79.                                 Margin

80.                                 Max Interest Rate

81.                                 Min Interest Rate

82.                                 Tax Contract Number

83.                                 Non Cash Settlement Interest

84.                                 Product Code

85.                                 MERS MOM Flag

86.                                 MERS Registered Flag

87.                                 MERS Quality Review Flag

88.                                 Affinity Name

89.                                 MI Cancellation Date

90.                                 MI Termination Date

91.                                 Fidelity Fund Source

92.                                 Lien Type

93.                                 Flood Zone

94.                                 Flood Vendor

95.                                 Flood Certificate Number

96.                                 Buydown Original Total Term

97.                                 Buydown Term

98.                                 1st Buydown Subsidy Amount

99.                                 2nd Buydown subsidy amount

100.                           Original Buydown Balance

101.                           FNMA Timely Payment Reward Code (Cash delivery only)

102.                           Converted Arm to Fixed Rate

103.                           Converted Construction Loan

104.                           FHLMC Alt A Program Loan

105.                           Sellers Correspondent ID

106.                           RHS/RECD/Target Lending Initiative Loan

107.                           Program Type

108.                           Converted Balloon loan

109.                           Documentation Type (characteristics)

110.                           A minus Credit Quality Program

111.                           Prepayment Penalty Loan%

112.                           PI Change Date

113.                           Interest Rate Change Date

114.                           Look back days

115.                           Index

116.                           Rate Change Frequency

117.                           Payment Change Frequency

118.                           Rounding Factor

B)                                    Servicing Files

1.               Owner shall deliver to GMAC Mortgage a servicing file for each loan in the Manual Transfer.  Files will contain, but not be limited to, the documents identified below (as applicable) which are critical for boarding the loans to GMAC Mortgage’s system:

•                  Legal Description (Exhibit A) / Tax Contract (copy)

•                  Homeowner authorization if NY or NJ

•                  Copy of Note with all riders

•                  Buydown agreement/rider

•                  Copy of recorded Mortgage/Deed of Trust with riders (if recorded copy is not available; provide copy of unrecorded document)

•                  Funding Letter/First Payment Letter

•                  RESPA/Escrow Account Disclosure

•                  HUD-1 Settlement Statement – final

•                  Loan Application Form 1003 (initial and final signed application)

•                  Appraisal/PSAR (with all attachments)

•                  Certificate of Flood Zone Rating

•                  Evidence of Insurance

•                  Applicable Mortgage Insurance: PMI commitment, FHA MIC, VA LGC

•                  PMI Disclosure statement

•                  Tax Certification

•                  System master file record

•                  Payment history from origination to current year-to-date

2.               Please refer to Section V for information on file labels and shipping.

II GENERAL REQUIREMENTS

DEFINITIONS

For the purpose of these Transfer Instructions, unless otherwise indicated, all terms shall have the meanings defined in the Agreement, dated as of March 26, 2003, between Mortgage IT (Owner) and GMAC Mortgage Corporation (Servicer).

•                  Transfer Date:  The date GMAC Mortgage will assume physical servicing of the mortgage loans.  Such date to be established by Owner and GMAC Mortgage.

•                  Transfer Cutoff Date:  The end of business on the Business Day immediately preceding the Transfer Date.

TRANSFER OF RECORDS

Seller shall ensure all documents, files, reports, and similar items are delivered to GMAC Mortgage.  Any documents transferred from Owner to GMAC Mortgage at any time in connection herewith shall include GMAC Mortgage’s loan number and be grouped based on type of material, e.g. insurance, tax, customer service.

All files and related information as detailed within these Transfer Instructions must be received by GMAC Mortgage no later than three (3) Business Days after Transfer Date unless otherwise designated.

Unless indicated otherwise, all information in this Exhibit required effecting the transfer and all information received subsequent to the transfer, will be delivered to GMAC Mortgage as follows:

GMAC Mortgage Corporation

3451 Hammond Avenue

Waterloo, Iowa 50702

Attn: Elaine Kanter

A)                                  ASSIGNMENT OF GMAC MORTGAGE LOAN NUMBERS

1.                                       GMAC Mortgage will provide loan numbers for Owner to assign and use in data and record transmissions.   Owner will assign all loan numbers in sequence.

B)                                    SUSPENSE/CORPORATE BALANCES                                 *if applicable

1.                                       Report in loan number order to reflect the negative suspense and/or corporate advance, and attach sufficient written documentation to support the advance.

C)                                    INTEREST ON ESCROW REQUIREMENTS                                                                     *if applicable

1.                                       Owner will be responsible for posting interest on escrow for each loan on which the property is located in an area that requires interest to be paid on escrow accounts, from the closing date of the loan to receipt of loan data by GMAC Mortgage.

GENERAL REQUIREMENTS (CONTINUED)

D)                                   YEAR-END REPORTING

1.                                       Owner will report to the IRS and provide to Mortgagor all 1099 forms required reflecting the amount of interest and discount points paid at time of loan closing and any interest paid prior to the Transfer Date.  Interest paid on subject mortgage loan while GMAC Mortgage is servicer of record will be reported by GMAC Mortgage.

E)                                     BUYDOWN REQUIREMENTS                                                                           * if applicable

1.                                       List of all loans in the transfer with buydown subsidy.  If loans are not identified, GMAC Mortgage will bill Owner for costs associated with the manual identification of a buydown loan.

2.                                       Copy of each Buydown Schedule, Buydown Agreement and HUD1 in the Mortgage Loan file to include the following for each account:

a)                   Loan number

b)                  Original loan amount

c)                   First payment due date

d)                  Current monthly buydown payment amount

e)                   Next buydown payment change due date

f)                     Next buydown payment change amount

g)                  Remaining buydown funds balance

h)                  Indicate whether Lender Funded, Builder Funded or Present Value

3.                                       All Buydown balances must be fully funded and, at the time of transfer, the balance must be equal to the calculated balance of the buydown subsidy as detailed in each buydown schedule.

F)                                     MULTIPLE CO-BORROWERS

1.                                       For each loan with multiple co-borrowers (more than a primary and one co-borrower), Owner shall provide a listing, in Excel format, to contain the following information:

a)              GMAC Mortgage loan number

b)             Co-borrower names

c)              Social Security numbers

G)                                    CLOSING ESCROW BALANCES                                                                                                              *if applicable

1.                                       Owner shall ensure all escrow funds collected at closing have been deposited into the  customer’s escrow account

GENERAL REQUIREMENTS (CONTINUED)

H)                                   SECOND MORTGAGES                                                                                                             *if applicable

1.                                       For each second mortgage included in the transfer, Owner shall ensure the holder of the first mortgage is notified of the servicing transfer.  Copies of such notifications are to be provided to GMAC Mortgage in the Servicing File.

2.                                       Listing of these loans to include: name, address and phone number of the mortgage company that services the first mortgage.

I)                                        GRADUATED PAYMENTS                                           *if applicable

1.                                       Listing in loan number order, of all GPM loans involved in the transfer to include, but not be limited to the following for each account

a)                   Loan number

b)                  Current payment amount

c)                   Next effective payment change date

d)                  Effect payment amount with next change date

e)                   Deferred Interest Balance

f)                     Agency document

J)                                       ARM OR BALLOON LOANS                                                                                                                                *if applicable

1.                                       For each Adjustable Rate Mortgage Loan having an interest change date within 15-30 Days after the Transfer Date, Owner warrants periodic Interest Rate and payment adjustments have been made and the customer has been notified of such adjustments as specified by the Note.  A listing of loans that were not adjusted due to the release of the index shall be provided.

2.                                       Provide a listing of balloon loans or code appropriately on Attachment 1.  Attachment 6 identifies GMAC Mortgage’s ARM and Balloon plan codes for coding on the Electronic Data File.

K)                                   PROGRAM DELIVERIES                                                                                                                                                        *if applicable

1.                                       Attachment 7 identifies GMAC Mortgage’s program codes for coding on the Electronic Data File.

L)                                     RETENTION OF SUPPORTING DOCUMENTATION

1.                                       Subsequent to the Transfer Date, Owner will provide GMAC Mortgage, upon request, payment histories, canceled checks, vouchers, bills and other pertinent documents within five business days of written request by GMAC Mortgage to assist GMAC Mortgage in disputes with outside agencies, other than the titleholder or attorney (e.g. taxing authorities, PMI companies, hazard insurance companies, etc.).  In those situations involving attorneys or disputes with the customer, Owner will provide requested information within 48 hours of written request.

GENERAL REQUIREMENTS (CONTINUED)

M)                                SOLDIERS’ AND SAILORS’ CIVIL RELIEF ACT OF 1940 (SSCRA)

1.               Owner shall provide a listing of all SSCRA loans in loan number order, in Excel format on diskette, to include the following:

a)              If subsidized,  provide Soldier and Sailor subsidy with subsidy start date, payment subsidy amount and full P&I amount  -OR-

b)             If interest rate reduced to 6%, provide start date

b)             Copy of government work order

c)              Copies of Note and Loan Application

d)             Payment schedule showing full funding to date of shortage

2.                                       Owner must file claims as applicable for reimbursement of funds expensed during the time they serviced the loan.

III MISCELLANEOUS

Unless otherwise stated, use Attachment 4 for the following:

A)                                  PAYMENTS RECEIVED AFTER TRANSFER DATE

As applicable, forward payments to GMAC Mortgage, identifying all loans with GMAC Mortgage loan number, on the day received by overnight delivery service to Payment Processing Unit.  Checks shall be securely bundled in the same order as listed on Attachment 4.

1.                                       Identify all checks with GMAC Mortgage’s loan number in the upper right corner, and endorse as follows:

Pay to the Order of GMAC Mortgage without Recourse

By
(Signer’s Name)
(Signer’s Title)
(Owner Name)

2.                                       Checks that include funds for multiple accounts—provide detail listing with GMAC Mortgage’s loan number and the amount due to each account.

3.                                       Payoff checks received, but not applied as of Transfer Cutoff Date, shall be identified with GMAC Mortgage’s loan number, be properly endorsed and forwarded to GMAC Mortgage as follows:  Attn: Darcia Meier/Payoff Processing, 3451 Hammond Avenue, Waterloo, IA  50702.

B)                                    CORRESPONDENCE RECEIVED AFTER TRANSFER DATE

All correspondence, insurance renewals, cancellation notices, customer inquiries, etc., received after the Transfer Date should be grouped accordingly and identified with GMAC Mortgage’s loan number and forwarded to GMAC Mortgage on a daily basis.  Any materials received by Owner which reasonably requires expedited handling to protect the security, the Owner’s interest, or the reasonable needs or obligations of GMAC Mortgage as Servicer, then all such materials shall be sent by overnight delivery.

C)                                    RETURN MAIL

1.                                       Owner will ensure all return mail is forwarded to GMAC Mortgage, (including the envelope with forwarding address information received on returned “Goodbye” letter).

IV CUSTOMER NOTIFICATION

A)                                  OWNER WILL ENSURE ALL MORTGAGORS ARE NOTIFIED OF THE TRANSFER AND WHEN AND WHERE TO MAKE PAYMENTS AFTER THE TRANSFER DATE.  THE LETTER AFFECTING SUCH NOTIFICATION SHALL BE SUBJECT TO REVIEW AND APPROVAL BY GMAC MORTGAGE.  SUCH NOTIFICATION SHALL BE PROVIDED NO LATER THAN FIFTEEN DAYS PRIOR TO THE TRANSFER DATE.

B)                                    To assist in an efficient transfer process, the customers, and all individuals involved should be aware of the following:

1.                                       GMAC Mortgage will provide each Mortgagor with a new loan number and will provide a mortgage account statement as soon as the loans are set up on our system.  Please advise customers to remit future payments to the address listed below, until they begin receiving mortgage account statements from GMAC Mortgage:

GMAC Mortgage Corporation

Attn:  Payment Processing

PO Box 780

Waterloo, IA 50704-0780

2.                                       GMAC Mortgage will be responsible for IRS reporting for the period of time that GMAC Mortgage services the loan (1st payment to due GMAC Mortgage through year-end).  Owner will be responsible for IRS reporting for the prior period of time.

3.                                       GMAC Mortgage does not collect Condo association dues with the monthly payment. If condominiums are included in this transfer and you presently collect association fees, the Mortgagor should be advised to pay those fees directly to the association.

4.                                       GMAC Mortgage provides the following toll-free Customer Service number for customer inquiries: 1-800-766-4622.  Customer Service hours are Monday through Friday 7 a.m. to 9 p.m. CT, and Saturday 9 a.m. to 1 p.m. CT.

5.                                       Advise the customer their optional insurance coverage is not transferable.

6.                                       Advise the customer their automatic payment option is not transferable.  GMAC Mortgage does offer an automatic payment option and customers may enroll in this service after transfer.

7.                                       GMAC Mortgage offers web site and email capabilities to its customers.

Customers should be advised to forward written inquiries to the following address:

GMAC Mortgage Corporation

Attn:  Customer Service Department

PO Box 4622

Waterloo, Iowa 50704-4622

**Sample copy of Customer Notification Letter (Attachment 5).

**This letter encompasses the necessary required regulations in the Servicing Regulation 1990 Housing Act .

V SERVICING FILES

A)                                  Servicing files shall contain the documents as defined in Section I B.

1.                                       Files will be organized consistently.

2.                                       Secure documents with a two-hole fastener at the top center, in a legal size folder.

3.                                       Files shall be labeled as follows:

a)              Owner shall create bar-coded labels and affix them to the files.  GMAC Mortgage will provide direction for creating labels under separate cover.

4.                                       Files shall be boxed in the GMAC Mortgage’s loan number order.

B)                                    Servicing Files to be delivered to GMAC Mortgage’s office 3 Business Days after the Transfer Date via insured shipping as follows:

1.                                       Boxes should be standard size (15”L x 12”W x 10”H) with double wall construction and separate lids.  Please ensure boxes are in good condition.  Boxes should weigh between 30 to 35 pounds.  If the number of files being shipped will not completely fill the standard box size, a smaller box size (e.g., FedEx box) can be used.  Boxes larger than the standard size are not acceptable.

2.                                       A packing list shall be included for validation of receipt by GMAC Mortgage.

3.                                       Servicing Files should be shipped to:

Mailing Address:

GMAC MORTGAGE CORPORATION

Loan Set-Up Department

ATTN: Mail Desk

3451 Hammond Avenue

Waterloo, Iowa 50702

VI  MERS

A)                                  Provide GMAC Mortgage with appropriate data at Transfer Date (in Electronic Data File)

1.                                       MERS min number

2.                                       Identification of a MOM (MERS as Original Mortgagee) loan

3.                                       MERS registered flag

4.                                       MERS quality review flag

B)                                    MERS org numbers are as follows:

1.                                       1000375 – GMAC Mortgage should be listed as servicer.

2.                                       1001262 – Owner (Mortgage IT) should be listed as investor

C)                                    Owner shall complete the transfer of servicing right to GMAC Mortgage (org ID 1000375) and complete the transfer of beneficial rights to Owner (org ID 1001262).

D)                                   For any loans not previously registered with MERS, GMAC Mortgage has the ability to register loans with MERS for a $5.00 fee (fee subject to change with 30 day notice).  Please contact the MERS Administrator for further details.

E)                                     Owner is responsible for all transfer fees associated with MERS.

F)                                     Owner shall pay for all loans transferred on MERS in error.

G)                                    For any MERS non-MOM loans, Owner shall ensure an assignment to MERS has been executed and sent for recording.  Owner will transmit the recording data to MERS upon receipt.

VII CASH MOVEMENT

A)          Escrow balance, suspense balance, and any special escrow reflected as of Transfer Cutoff Date will be transferred to GMAC Mortgage within 24 hours after Transfer Date using the wiring instructions below:

GMAC Mortgage Corporation

First Union

ABA# 031201467

ACCT# 2100018728719

REF:  Attn: Mortgage IT Flow & Transfer Date (mmddyy)

VIII TAX REQUIREMENTS

(As Applicable)

A)                                  Ordering Tax Service

GMAC Mortgage will order the tax contract if Owner does not provide a First American tax contract number in the Electronic Data File.  Cost for the contracts shall be $85.00 per loan to be paid by Owner.

B)                                    Payment of Taxes and Assessments

Owner shall pay, prior to the Transfer Date, property taxes and/or assessments for loans with escrow accounts that are due or will become delinquent up to the Transfer Cutoff Date as well as those due within 30 days after the Transfer Date where bills/tax amounts are available.

C)                                    For each escrowed account, Owner will provide a listing of taxes which are due within 30 days following the Transfer Date and remain unpaid to include the following:

1.                                       Loan number

2.                                       Tax type (e.g., county, school, city)

3.                                       Tax due date

4.                                       Tax amount due or last paid amount, whichever is applicable

5.                                       Tax identification number (parcel number)

6.                                       Payee associated with each parcel

D)                                   Escrowed for Defined Timeframe

Owner will provide a listing of all loans having a predetermined period for taxes to be maintained, to include, but not limited to:

1.               GMAC Mortgage loan number

2.               Period of required escrow

3.               Type of taxes

4.               Customer name

*Please update the Product Code (column 84 in Electronic Data File) accordingly.

D)                                   Forward documentation of any special tax problems to our Tax Department (see Attachment 2).

IX HAZARD/FLOOD INSURANCE REQUIREMENTS

(As applicable)

A)                                  Insurance Premium Payment

1.                                       Owner shall pay, prior to the Transfer Date, all insurance premiums due prior to the Transfer Date and within 30 days subsequent to the Transfer Date where bills have been received prior to the Transfer Date.

B)                                    For each escrowed account, Owner will provide a listing of insurance premiums which are due within 30 days following the Transfer Date and remain unpaid to include the following:

1.                                       Loan number

2.                                       Payee

3.                                       Policy number

4.                                       Coverage Amount

5.                                       Effective Date of Coverage

6.                                       Expiration Date of Coverage

7.                                       Premium Amount

C)                                    If applicable, Owner shall provide a listing of loans on lender placed hazard/binder coverage.

D)                                   Owner shall ensure all loans have life of loan flood contracts.

1.                                       If no contracts are in place at the time of transfer, GMAC Mortgage will order life of loan flood contracts with First American.  Cost for the contracts shall be $19.00 to be paid by Owner.

2.                                       Life of loan flood contracts with First American (FAFDS f/k/a FDSI) or Fidelity (FNFS) can transfer at no charge.  Owner shall notify First American and/or Fidelity to transfer the flood contracts to GMAC Mortgage.

3.                                       Life of loan flood contracts with any provider other than FAFDS or FNFS can be converted at a $2.00 fee if Owner provides the following information (data may be provided in WILMA file or sent in a separate file).  Owner shall notify the flood provider(s) to cancel the contract(s).

4.                           Owner loan number

5.                           Purchaser loan number

6.                           Customer name

7.                           Property address

8.                           Vendor name

9.                           Certificate number

10.                     Flood Zone

E)                                     Change Endorsements

1.                                       Owner shall prepare and submit to each hazard/flood carrier an original Notice of Change of Mortgagee Clause (loss payable clause) for each loan included in the transfer.  The mortgagee clause should read:

GMAC Mortgage

Its successors and/or assigns

PO Box 10430

Van Nuys, CA 91410

Hazard/Flood Insurance Requirements (continued)

F)                                     Documentation required in the Servicing File:

1.                                       Original or commitment of the homeowner’s, fire and flood insurance policies in the Servicing File.

2.                                       FEMA Standard Flood Hazard Determination, in the Servicing File, Form pursuant to the National Flood Insurance Reform Act of 1994.

3.                                       Loans secured by condominiums and town homes may have individual Certificates of Insurance; however, provide a copy of the Master Policy listing for each condominium or town home project as applicable.

4.                                       Forward documentation of any special insurance problems to our Insurance Department under separate cover. (See Attachment 2)

X ESCROW HOLDBACK FOR REPAIRS

(As applicable)

A)          Owner shall administer all outstanding items relating to Escrow Holdback for repairs.

B)            Owner shall provide a listing for of loans with Escrow Holdback for Repairs.

XI PMI/MI REQUIREMENTS

(Mortgage Insurance)

A)                                  PMI/MI Requirements, as applicable:

1.                                       Detailed documentation of the loans and of each MI program:

a)              Corporate paid - Monies paid by servicer for premiums due to error being made.  (e.g., Disclosure issue)  Funds are not paid from the customers escrow account.  Life of loan coverage needs to be placed on these accounts prior to loan transfer.*

b)             Lender paid - Funds disbursed out of separate account. When the loan was established the interest rate was adjusted to pay these premiums.  (Funds are not paid from the customers escrow account)*

c)              Escrow paid - MI premiums are escrowed into the monthly payment paid by the customer and premiums being paid to the MI companies are disbursed from this account.*

d)             Escrowed PMI with a cancelled coverage - These would be loans we are collecting funds from customer but due to non-payment of premiums the coverage has been cancelled.  These items are treated differently as to when/if we are able to reinstate the coverage.*

e)              Cancelled commitments - These premiums would have been cancelled due to lack of information or payment made at closing.  These items need to have life of loan coverage placed prior to transfer and we need to be provided a report of these accounts. *

*Provide separate reports for A through E to include the GMAC Mortgage loan number, certificate number, and premium due date.

f)                Special programs - Types of premiums not categorized above.

i)                 GMAC Mortgage loan number

ii)              Type of waivers, or

iii)           Reduced MI over term, etc.

2.                                       Owner shall pay all mortgage insurance premiums which will become due during the time they service the loan(s).

B)                                    PMI/MI Notification

1.                                       Owner shall notify the PMI/MI companies of the transfer of servicing to GMAC Mortgage. Send copies of the notifications to GMAC Mortgage’s MI Department.  Include on the notice, the GMAC Mortgage loan number, master policy number, and instructions to send renewal billings and correspondence to:

GMAC Mortgage Corporation, its successors and/or assigns

ATTN:  MI Department

P.O. Box 780

Waterloo, Iowa 50704-0780

MI Requirements (continued)

C)                                    Cancellation and Termination Dates

1.                                       Cancellation Dates and Termination Dates shall be provided in the Electronic Data File.  Owner ensure all the data is accurately populated (columns 89 and 90).

XII LENDER-PLACED POOL INSURANCE

*if applicable

A)                                  Listing of any Pool insured loans sorted by investor under separate cover, to include:

1.                                       Owner and insurer loan number

2.                                       Mortgagor’s Name

3.                                       Loan type

4.                                       Pool insurance carrier

5.                                       Payee cross-reference listing

6.                                       Next premium due date

7.                                       Actual Certificate number

8.                                       Premium Amount

9.                                       Paid by (is premium paid by investor, Owner, etc.)

10.                                 Master Policy Number

11.                                 Pool Expiration Date

B)                                    Owner shall notify the pool insurance carrier of the transfer of servicing and provide evidence of such notification.

C)                                    Master policies for all pool policies involved in the transfer.

XIII LOSS DRAFT

A)                                  Information Required on Loss Drafts Pending

1.                                       Listing of all loans which have a pending loss draft to include amount of money on deposit for each loss draft.  This listing shall include pending claims for loans in foreclosure.

2.                                       In addition to this listing, GMAC Mortgage should receive a loss draft file for each loan, which contains the following information, properly documented:

a)              Completed cover sheet (Attachment 8) attached to outside of the loss draft file.

b)             Date of loss

c)              Cause of loss

d)             Amount of loss

e)              Amount of insurance proceeds received to date

f)                Information received from contractors or records of conversation with contractors

g)             Correspondence from and/or record of conversation with customers and insurance companies

h)             Status report on repairs

i)                 Inspection reports, if any

j)                 Report on receipt of future proceeds, if expected (i.e. date expected, amount, etc.)

B)                                    Wire/ACH the balances of all monies in a restricted field for loss drafts in the timeframes stipulated within the  Agreement, to be included in the wire transfer of escrow funds.

C)                                    Interest on loss draft funds shall be paid directly to the customer prior to the Transfer Date for all loans in the state of NY, and all Federally Declared Disaster areas (this includes any investor, any state, and for every day the funds are held).

XIV LIEN RELEASE

A)                                  As further detailed below, Owner shall provide an electronic file via email (ASCII file), diskette (ASCII file), or 3490 cartridge, depending on the size of the file.  Regardless of the media, the record length must be fixed at 5364.  See Attachment 11 for vendor layout

1.                                       On a monthly basis, Owner shall provide a text file of the following information:

a)              GMAC Mortgage Loan Number

b)             Deed/Mortgage origination date

c)              Recording date of Deed/Mortgage

d)             Recording information (instrument, book, page, etc.)

e)              Trustor/mortgagor vesting

f)                Original beneficiary/mortgagee

g)             Original trustee

h)             Legal description (parcel, lot, block, section)

2.                                       All electronic files shall be delivered to GMAC Mortgage as follows:

GMAC Mortgage Corporation

Attn: Barb Frost

3451 Hammond Avenue

Waterloo, IA 50702

Email Address:  Barb_Frost@gmacm.com

PAYOFFS

A)                                  In the event of a payoff, Owner will provide GMAC Mortgage with the recording data needed to prepare a Release of Lien within 5 Business Days of request by GMAC Mortgage.

XV DISHONORED AND MISAPPLIED PAYMENTS

A)                                  Dishonored:  Owner will ensure the returned check has been presented twice to the bank for good funds prior to requesting reimbursement from GMAC Mortgage.  Owner will submit the following applicable documentation related to dishonored payment which was not reversed by Owner prior to Transfer Cutoff Date:

1.                                       Original returned or dishonored payment should be provided and clearly reflect the reason the payment was dishonored (e.g. NSF, stop payment, etc.).  In the case of a dishonored draft, adequate proof should be provided indicating the bank rejected the draft.

2.                                       Payment history from point of the dishonored payment to the Transfer Cutoff Date

3.                                       GMAC Mortgage shall reimburse Owner the dishonored payment funds within twenty (20) days of receipt of applicable documentation.

B)                                    Misapplied Payments:  “Misapplied payment” shall mean a Mortgagor payment for which funds have been deposited in an incorrect Escrow Account or applied to an incorrect Mortgagor’s account.  The existence of a canceled Mortgagor payment bearing the endorsement of Owner, for which funds have not been allocated to the proper Escrow Accounts, shall be considered conclusive evidence of a misapplied payment.  Misapplied payments shall be processed as follows:

1.                                       Both parties shall cooperate in correcting misapplication errors by providing the payment history from point of error to the Transfer Cutoff Date and a copy of the canceled check bearing the endorsement of the servicer responsible for the posting of the missing funds.

2.                                       The party receiving notice of a misapplied payment occurring prior to the Transfer Date and discovered after the Transfer Date shall immediately notify the other party.

3.                                       If a misapplied payment cannot be identified by either party and said misapplied payment has resulted in a shortage in a Mortgage account, Owner shall be liable for the amount of such shortage.  Owner shall reimburse GMACM for the amount of such shortage within twenty (20) days after receipt of written demand from GMACM.

4.                                       Any check issued under the provisions of this paragraph shall be accompanied by a statement indicating the purpose of the check, the mortgagor and property address involved, and the corresponding Owner and/or GMACM account number.

ATTACHMENT 1

Reserved for Electronic Data File

ATTACHMENT 2

GMAC MORTGAGE ADDRESSES

Express/Street Address	3451 Hammond Avenue
Waterloo, IA 50702

Transfer Coordinator	Attn.: Sales & Acquisitions
Accounting Coordinator	3451 Hammond Avenue
Investor Reconciliation	P.O. Box 780
Waterloo, IA 50704-0780

Servicing Files	Attn.: Loan Set-up Department
3451 Hammond Avenue
Waterloo, IA 50702-5345

Property Tax Correspondence	Attn.: Tax Department
3451 Hammond Avenue
Waterloo, IA 50702

Mortgage Insurance Correspondence	Attn.: PMI Department
3451 Hammond Avenue
Waterloo, IA 50702

Hazard Claim Issues	Attn: Hazard Claims
3451 Hammond Avenue
P.O. Box 780
Waterloo, IA 50704

Hazard/Flood Insurance	GMAC Mortgage
Correspondence	% ZC Sterling
P.O. Box 57003
Irvine, CA 92619-7003

Customer Inquiries	Attn.: Customer Service
P.O. Box 4622
Waterloo, Iowa 50704-4622

Loan Payments/Misapplied/NSF	Attn.: Payment Processing Unit
P.O. Box 780
Waterloo, IA 50704-0780

Default Inquires	Attn: Default Unit
500 Enterprise
Horsham, PA 19044

Payoff Funds	Attn.: Payoff Unit Residential Servicing
500 Enterprise, Suite 150
Horsham, PA 19044

Document Request	Attn.: Document Management
3451 Hammond Ave

Waterloo, Iowa 50702

Wire Funds Address	Beneficiary Name: GMAC Mortgage Corporation
PI & TI only	Beneficiary Bank: First Union
ABA #: 031201467
A/C #: 2100018728719
Ref.: Mortgage IT

All other communications to	Attn.: Sales and Acquisitions
3451 Hammond Avenue
Waterloo, IA 50702

ATTACHMENT 3

GMAC MORTGAGE CONTACTS

Department	Name	Phone
Transfer Coordinator	Elaine Kanter	(319) 236-5558
ARM Conversions,	Rachel Weber	(319) 236-5151
ARM Set-up	Dana Katz	(319) 236-5321
Assumptions	Doris Gilbert	(319) 236-5414
Automatic Payment Plans	Jill Bohlken	(319) 236-5260
Balloon Reset	Rachel Weber	(319) 236-5151
Bankruptcy	Bryan Michaels	(215) 682-1072
Buydown Subsidy; SSCRA	Dana Katz	(319) 236-5321
Customer Service/VRU – toll free	(800) 766-4622
Escrow Analysis	Mary Baker	(319) 236-4746
Hazard Claims	Mary Baker	(319) 236-4746
Hazard Insurance	Joan Johnson	(319) 236-5238
Investor Reporting	John Felix	(215) 682-1699
Loan Set-up Department – WILMA file	Teri Young Doug Earles	(319) 236-4680 (319) 236-5350
MERS Administrator	Nichole McBride	(319) 236-7608
Mortgage Liens	Jo Gordon	(319) 236-7484
Payment Processing/Misapplied/NSF	Vickie Hickson or June Bartlett	(319) 236-5525 (319) 236-5518
Payoffs	Fran Vergara	(215) 682-1630
Assistant Accounting Coordinator/Cash Reconciliation	Jeannie Cronan- Berends	(319) 236-5146

Fax Number           (319) 236-4633

Email                                                                    First_Last@gmacm.com
Example:  Elaine_Kanter@gmacm.com

ATTACHMENT 4

**For use in forwarding payments, payoff checks, correspondence, bills, renewals, etc.

SERVICING TRANSFER

INFORMATION ENCLOSURE SHEET

DATE:		TRANSFER CUTOFF DATE:

TO:	GMAC Mortgage	FROM :
Sales & Acquisitions
Attention: Elaine Kanter
3451 Hammond Avenue
Waterloo, IA 50702

GMAC MORTGAGE Loan Number	Last Name	Check Amount	Check Number	Date check received	Tax	Ins. Info	Other (please detail)

ATTACHMENT 5

CUSTOMER NOTIFICATION LETTER SAMPLE

DATE

CUSTOMER NAME

CUSTOMER ADDRESS

CUSTOMER CITY, STATE, & ZIP CODE

RE:                SELLING COMPANY ACCOUNT NUMBER
GMAC Mortgage Account Number:

We wish to advise you that the “Servicing Rights” for your Mortgage Loan referenced above have been sold.  Effective (Transfer Date), GMAC Mortgage will be your new servicer.  The original terms and conditions of your Mortgage Loan will remain the same, and this transfer will have no effect on them.

Effective (Transfer Date), please direct payments to GMAC Mortgage.  All payments due prior to (Transfer Date) should be directed to (Selling Company Name).

GMAC Mortgage will be contacting you to acknowledge this transfer and provide you with their Mortgage Account Statement.  If you have not received a statement before your next scheduled payment is due, please write your (Selling Company Name) and the GMAC Mortgage account number referenced above on your check and remit your payment to the following address:

GMAC Mortgage
Attention:  Payment Processing
PO Box 780
Waterloo, IA 50704-0780

This transfer will not affect your homeowners/hazard insurance.  A notification is being sent to your hazard insurance carrier to send future insurance information to GMAC Mortgage.

Your optional insurance coverage is not transferable to GMAC Mortgage.  For those of you who had optional insurance and are interested in obtaining replacement coverage, please contact GMAC Mortgage at the customer service number listed within this document.

If you are currently on automatic payment withdrawal, GMAC Mortgage is unable to transfer the data.  For those of you interested in utilizing automatic payment withdrawal after the transfer, please contact GMAC Mortgage at the customer service number listed within this document or visit our web site at www.GMAC Mortgageortgage.com.

If you are currently making your mortgage payment through government allotment or have established a third party relationship to automatically make payments on your behalf (other than automatic draft through your personal checking or savings account), please ensure you take the necessary steps to advise them of your new loan number and change the payee to GMAC Mortgage Corporation.

You should also be aware of the following information, which is set out in more detail in section 6 of the real estate settlement procedures act (RESPA) (12 U.S.C. 2605):

During the 60-day period following the effective date of the transfer of the loan servicing, a loan payment received by your old servicer before its due date may not be treated by the new loan servicer as late, and a late fee may not be imposed on you.

Section 6 of RESPA (12 U.S.C. 2605) gives you certain consumer rights.  If you send a “qualified written request” to your loan servicer concerning the servicing of your loan, your servicer must provide you with a written acknowledgment within 20 business days of receipt of your request.  A “qualified written request” is a written correspondence, other than notice on a payment coupon or other payment medium supplied by the servicer, which includes your name and account number, and your reasons for the request.

Customer Name

Page -2-

Date

Not later than 60 business days after receiving your request, your servicer must make any appropriate corrections to your account, and must provide you with a written clarification regarding any dispute.  During this 60-business day period, your servicer may not provide information to a consumer reporting agency concerning any overdue payment related to such period or qualified written request.  However, this does not prevent the servicer from initiating foreclosure if proper grounds exist under the mortgage documents.

A business day is a day on which the offices of the business entity are open to the public for carrying on substantially all of its business functions.

Section 6 of RESPA also provides for damages and costs for individuals or classes of individuals in circumstances where servicers are shown to have violated the requirements of that section.  You should seek legal advice if you believe your rights have been violated

Future inquiries regarding the Servicing of your loan should be directed to GMAC Mortgage.  Their correspondence address and toll free telephone number are as follows:

GMAC Mortgage
Attention:  Customer Service Department
PO Box 4622
Waterloo, IA 50704-4622

Toll Free Telephone number 1-800-766-4622

Customer Service Hours
Monday - Friday 7:00 a.m. - 9:00 p.m. (CT)
Saturday 9:00 a.m. - 1:00 p.m. (CT)

It has been our pleasure to service your Mortgage Loan, and we wish you a successful relationship with GMAC Mortgage.  If you have any questions regarding the transfer, please call our Customer Service Department at 1-800-XXX-XXXX ext. XXXX.

Sincerely,

SELLING COMPANY NAME

2

ATTACHMENT 6 – ARM PLAN CODE

Loan Types - 1st Lien	ARM Plan Code
WEEKLY 1 YEAR
1yr/1yr ARM	Plan 1125 - Assuming a 45 Day Lead time, Wkly 1 Yr T-Bill, 2% period caps
1yr/1yr ARM	Plan 1001- Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, Life time caps at the first adjustment and 2% period caps thereafter
3yr/1yr ARM	Plan 1207 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, 2% period caps
3yr/1yr ARM	Plan 1201- Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, Life time caps at the first adjustment and 2% period caps thereafter
5yr/1yr ARM	Plan 1208 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, 2% period caps
5yr/1yr ARM	Plan 1218 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, Life time caps at the first adjustment and 2% period caps thereafter
7yr/1yr ARM	Plan 1209 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, 2% period caps
7yr/1yr ARM	Plan 1219 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, Life time caps at the first adjustment and 2% period caps thereafter
10yr/1yr ARM	Plan 1211 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, 2% period caps
10yr/1yr ARM	Plan 1210 - Assuming a 45 Day Lead time, Wkly 1 Yr T-bill, Life time caps at the first adjustment and 2% period caps thereafter
1 YEAR LIBOR’S
1yr/1yr ARM	Plan 1951 – 45 Day Lead time, 1 Year Libor(WSJ), 2% period caps
1yr/1yr ARM	Plan 1952 – 45 Day Lead time, 1 Year Libor(WSJ), Life time caps at the first adjustment and 2% period caps thereafter
3yr/1yr ARM	Plan 1954 – 45 Day Lead time, 1 Year Libor(WSJ), 2% period caps
3yr/1yr ARM	Plan 1191– 45 Day Lead time, 1 Year Libor(WSJ), Life time caps at the first adjustment and 2% period caps thereafter
5yr/1yr ARM	Plan 1179– 45 Day Lead time, 1 Year Libor(WSJ), 2% period caps
5yr/1yr ARM	Plan 1189 – 45 Day Lead time, 1 Year Libor(WSJ), Life time caps at the first adjustment and 2% period caps thereafter
7yr/1yr ARM	Plan 1182– 45 Day Lead time, 1 Year Libor(WSJ), 2% period caps
7yr/1yr ARM	Plan 1192 – 45 Day Lead time, 1 Year Libor(WSJ), Life time caps at the first adjustment and 2% period caps thereafter
10yr/1yr ARM	Plan 1946– 45 Day Lead time, 1 Year Libor(WSJ), 2% period caps
10yr/1yr ARM	Plan 1956 – 45 Day Lead time, 1 Year Libor(WSJ), Life time caps at the first adjustment and 2% period caps thereafter
6 Month LIBOR’S(45 day lookback)
6mo/6mo ARM	Plan 6045 – 45 Day Lead time, 6 Month Libor(WSJ), 1% period caps

6mo/6mo ARM	Plan 6088 – 45 Day Lead time, 6 Month Libor(WSJ), 1.5% period caps
3yr/6mo ARM	Plan 6651 – 45 Day Lead time, 6 Month Libor(WSJ), 2% caps at the first adjustment and 1% period caps thereafter
5yr/6mo ARM	Plan 6051 – 45 Day Lead time, 6 Month Libor(WSJ), Life time caps at the first adjustment and 1% period caps thereafter
7yr/6mo ARM	Plan 6653 – 45 Day Lead time, 6 Month Libor(WSJ), Life time caps at the first adjustment and 1% period caps thereafter
10yr/6mo ARM	Plan 6654 – 45 Day Lead time, 6 Month Libor(WSJ), Life time caps at the first adjustment and 1% period caps thereafter
6 Month Libor’s(1st business day 1 month before)
6mo/6mo ARM	Plan 6040 – 1st business day 1 month before, 6 Month Libor(WSJ), 1.0% caps
6mo/6mo ARM	Plan 6041 – 1st business day 1 month before, 6 Month Libor(WSJ), 1.5% caps
6mo/6mo ARM	Plan 6042 – 1st business day 1 month before, 6 Month Libor(WSJ),2.0% caps
6mo/6mo ARM	Plan 6039 – 1st business day 1 month before, 6 Month Libor(WSJ), 3% caps
6mo/6mo ARM	Plan 6013 – 1st business day 1 month before, 6 Month Libor(WSJ), 2.0% caps at the first adjustment and 1% period caps thereafter
6mo/6mo ARM	Plan 6049 – 1st business day 1 month before, 6 Month Libor(WSJ), 3.0% caps at the first adjustment and 1% period caps thereafter
6mo/6mo ARM	Plan 6027 – 1st business day 1 month before, 6 Month Libor(WSJ), Lifetime caps at the first adjustment and 1% period caps thereafter
6mo/6mo ARM	Plan 6028 – 1st business day 1 month before, 6 Month Libor(WSJ), Lifetime caps at the first adjustment and 2% period caps thereafter
INTEREST ONLY 6 Month LIBOR’S
3yr/6mo ARM	Plan I105 – 45 Day Lead time, 6 Month Libor(WSJ), 2% caps at the first adjustment and 1% period caps thereafter
5yr/6mo ARM	Plan I106 – 45 Day Lead time, 6 Month Libor(WSJ), Lifetime caps at the first adjustment and 1% period caps thereafter
7yr/6mo ARM	Plan I107 – 45 Day Lead time, 6 Month Libor(WSJ), Lifetime caps at the first adjustment and 1% period caps thereafter
10yr/6mo ARM	Plan I108 – 45 Day Lead time, 6 Month Libor(WSJ), Lifetime caps at the first adjustment and 1% period caps thereafter
15 yr FRM	FIXED
30 yr FRM	FIXED

BALLOON PLAN CODES:

5 YR FHLMC	Plan RP02
5 YR FNMA	Plan RPO4

7 YR FHLMC	Plan RPO6
7 YR FNMA	Plan RP08

ATTACHMENT 7 – PROGRAMS

Flow Programs
050 - Jumbo A
080 – FNMA 80/20 program
100 – FNMA Flexible 100 program
105 - Full Doc
150 - Full/Alt Doc
201 - Stated Income
202 - No Ratio
203 - NINA
301 - US Cit Employed Abroad
302 - Non-Perm Res Alien
303 - Foreign National Full Doc
305 - Foreign National Stated Income
401 - Non-Warrant Condo
402 - Rural Prop
403 - Mixed Use Prop
501 - 90% LTV no MI
502 - Lender Paid MI
503 - C/O with no MI
504 - Super Jumbo
600 - Preferred Customer Home Equity Loan
601 - Preferred Customer Home Equity Loan S.I.
910 - Stated Income/Stated Asset
997 - GMAC Select/Super Select
998 - Stated Assets/Income Verified

ATTACHMENT 8

HAZARD CLAIM INFORMATION

DATE                      LOAN NUMBER                                        DOL                                DMG TYPE

INVESTOR                                INVESTOR#                                NEAR/TOTAL        REPORTED TO INVESTOR

MORTGAGOR

LAST NAME                                                                                                                        FIRST NAME

CO-MORTGAGOR

LAST NAME                                                                                                                        FIRST NAME

PROPERTY ADDRESS

CITY                                                                                              STATE                                          ZIPCODE

TELEPHONE #’S                HOME                                                                                    MR WORK

OTHER                                                                                  MRS WORK

******************************************************************************************************

SELLING COMPANY CONTACT NAME AND TELEPHONE #

CONTRACTOR

ADDRESS

TELEPHONE #

PUBLIC ADJUSTER

ADDRESS

TELEPHONE #

******************************************************************************************************

CHECK AMOUNT                                          INS CO                                          DEPOSITED

DISBURSEMENTS:

•                  DATE                                CK AMT                                CK#                                BALANCE

PAYABLE TO                                                        SENT TO        CONTR        TH        OTHER        REG        FED EX

•                  DATE                                CK AMT                                CK#                                BALANCE

PAYABLE TO                                                        SENT TO        CONTR        TH        OTHER        REG        FED EX

•                  DATE                                CK AMT                                CK#                                BALANCE

PAYABLE TO                                                        SENT TO        CONTR        TH        OTHER        REG        FED EX

•                  DATE                                CK AMT                                CK#                                BALANCE

PAYABLE TO                                                        SENT TO        CONTR        TH        OTHER        REG        FED EX

INSPECTIONS:         % COMPLETE AS OF                                    % COMPLETE AS OF

            % COMPLETE AS OF                                    % COMPLETE AS OF

****************************************************************************************************

COMMENTS

EXHIBIT G

Limited Signing Authority

RESOLUTION OF THE BOARD OF DIRECTORS OF

APPOINTMENT OF CERTAIN OFFICERS FOR PURPOSES OF EXECUTING CERTAIN DOCUMENTS

WHEREAS,                                       (the “Company”) desires to execute documents necessary to perfect the release of mortgage loans and the initiation of foreclosure actions (the “Releases” and “Foreclosures”) regarding certain mortgage servicing rights sold by               to GMAC Mortgage Corporation, and that these Releases and Foreclosures may be best and most efficiently accomplished by the appointment of certain officers of the Company with special power to execute the individual documents to be recorded on behalf of the Company.

NOW,THEREFORE, BE IT RESOLVED, that the persons named on Exhibit A attached hereto be, and each of them hereby are appointed as officers of the Company to be effective as of the first day of                               , 2002 and terminating upon GMAC Mortgage Corporation’s receipt of the last recorded assignment, as indicated below with full power to execute on behalf of the Company, by actual or facsimile signature, all documents in connection with the Releases and Foreclosures; and

FURTHER RESOLVED, that the Board is informed and aware that the persons named on Exhibit A attached hereto are employees of GMAC Mortgage Corporation, and that they may from time to time be named as officers by other corporations for purposes similar to that set forth in these resolutions; and

FURTHER RESOLVED, that the foregoing appointments and grants of power and authority are revocable upon completion of the project related to the Releases and Foreclosures; and the authority of the persons so appointed is specifically and strictly limited to the execution of the specific documents referred to above for the purposes herein authorized; and

FURTHER RESOLVED, that the foregoing appointments and grants of power and authority shall not be deemed to (i) entitle any of the persons so appointed to receive any compensation or other benefits from the Company or any of its affiliates or (ii) create any employer-employee relationship between the Company or any of its affiliates and any such persons; and

FURTHER RESOLVED, that the Secretary and each Assistant Secretary (other than any Assistant Secretary appointed by these resolutions) of the Company are hereby authorized and directed from time to time to certify copies of these resolution, the incumbency of the officers appointed pursuant to these resolutions, and the actual facsimile signatures of said officers.

CERTIFICATE OF RESOLUTION

I, THE UNDERSIGNED, Secretary of                                 , a                                     , having its principal place of business in                                     ,       , hereby certify that the attached is a true copy of a certain resolution duly adopted by the Board of Directors of the Owner in accordance with its Bylaws at, and recorded in the minutes of, a meeting of the Board duly held on                                       , 2002 as taken from the minutes of the meeting and compared by me with the original of the resolution recorded in the minutes.  I further certify that the resolution is in full force and effect and has not been revoked.

IN WITNESS WHEREOF, I set my hand and caused the seal of                            to be affixed hereto on this           day of                                               , 2002.

Name, title

Subscribed and sworn to before me this           day of                             , 2002

Notary Public

My commission expires:

Exhibit A

Name	Title to Which Appointed

Kenneth R. Perkins	Vice President
Wesley B. Howland	Vice President
Susan Meier	Vice President
Lionel Antunes	Vice President
Daniel Katella	Vice President
Kathy Fitzgerald	Vice President
Liz Yeranosian	Vice President
Dianna Sandoval	Vice President
Joyce Petty	Vice President
Laura Siess	Vice President
Debi Pond	Assistant Vice President
Margie Kwaitanowski	Assistant Vice President
Sheryl McNally	Assistant Vice President
Jody Delfs	Assistant Vice President
Ryan Carnes	Assistant Vice President
Roberta Pettengill	Assistant Vice President
Vickie Ingamells	Assistant Vice President
David Cunningham	Assistant Secretary
Jenny Brouwer	Assistant Secretary

Exhibit H

Form of Asset Plan

Asset Status:	Property Information:

REO Status:	Property Type:
Other Activities:	Detailed Type:
Ownership Evidence:	Prop. Condition:
Ex-Borrower Name:	Project Name:
Curr. Occupancy:	Unit #1 Square Ft:
Occ. Info Source:	Rooms:
Curr Princ. Balance	Bedrooms:
Est. Accrued Interest:	Bathrooms:
Advance/Escrow/Susp:	REO Date:
Full Legal Balance:	Monthly Taxes:
Mo. Maint./HOA:

Appraisal Log:

		Market	Repaired	Quick
Date	Type	Value	Value	Sale	Comments

Listing Offer/Contract:

Listing Broker:					Closing Scheduled?	Date:
		Offer or	Buyer/	Listing/
Date	Type	Contract	Listing Agent	Counter	Outcome	Comments

Comments/Background:

INVESTOR:
EVICTION:
MI STATUS:
PRE-LISTED:
LOCATION/MARKET:

CONDITION:

VALUE:

Recommended Action:

GMAC Mortgage Corporation Recommended by:	GMAC Mortgage Corporation Approved by:	Mortgage I/T Approved by:

Signature	Signature	Signature

Name & Title	Name & Title	Name & Title